UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE14A
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MYERS INDUSTRIES, INC.
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NOTICE OF 2021
ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

1293 South Main Street — Akron, Ohio 44301
March 22, 2021
Dear Fellow Shareholders,
It is a privilege to work on behalf of Myers Industries’ shareholders as its Chairman of the Board. I am writing to update you on our work throughout the past year.
When I wrote you last March, Mike McGaugh had just joined Myers as our new CEO. Despite the enormously difficult business and human circumstances posed by the worldwide COVID pandemic, Mike has performed admirably.
The Board is unanimously aligned with Mike’s strategic vision, which was publicly unveiled in October. Our goal is to grow Myers, both organically via commercial excellence and through M&A by pursuing bolt-on acquisitions in value-added plastics. To that end, in November, we purchased Elkhart Plastics, our first significant acquisition in some time. Thanks to Jack Welter and his team at Elkhart and the Myers integration group, we are confident this will be an accretive acquisition, representing the type of transaction we want to duplicate.
As part of our strategic vision, we have made tangible progress toward our goal of integrating the company’s various divisions into “One Myers.” This internal integration is well underway. Our divisions are coming together as one – they are thinking and acting like a single, larger, integrated company. As a result, our commercial opportunities have grown remarkably. For example, we can now bring blow molding solutions to our legacy rotational molding customers, and vice-versa. Because of our “One Myers” focus, we are now in the unique position of having technological and commercial strength in each of the major plastic molding technologies. This repositioning of Myers’ strategy has been invigorating to our customers and employees.
In addition to commercial advantages presented by One Myers, the company has also benefitted from the scale and capability of a larger firm. Our compensation system, for instance, now has just one program for short-term incentive compensation rather than sixteen (all aligned to a single metric), even as the number of participants has increased. For long-term incentive compensation, shareholder returns are being added to our program this year, which will align management with shareholders.
We welcomed Sonal Robinson to Myers as our new CFO last month. She enjoyed a long and distinguished career at The J.M. Smucker Company where she helped grow the firm’s revenue from $500 million to more than $7 billion during her 27-year tenure. Sonal has robust experience growing a company through value-creating acquisitions. We believe Sonal’s experiences and background are well suited to help drive the growth strategy put in place by the Myers leadership team.
Despite the “Zoom environment” that became commonplace for everyone for much of last year, the board was fully engaged during 2020. There were nine board meetings and a total of fourteen committee meetings.
We are also pleased to welcome highly accomplished new Directors to the boardroom. Yvette Dapremont Bright and Jeff Kramer joined our Board in February. Yvette is a current director and former Chief Operating Officer of Independence Health. Jeff is currently CEO of Schweitzer-Mauduit International. At this year’s annual meeting, Bill Sandbrook is nominated for election as a new Director. Bill is currently Chairman of US Concrete, and served as that company’s CEO until last year. We believe all three bring unique and valuable skill sets to the boardroom. Meanwhile, Jane Scaccetti has decided to pursue other professional endeavors and will not be standing for reelection. Jane did an outstanding job as our Audit Chair and we thank her for her service.
Succeeding Jane as Audit Chair will be Lori Lutey. In accordance with our age guidelines for Committee Chairs, Bruce Lisman will be stepping down as Chair of the Corporate Governance and Nominating Committee, to be replaced by the current Compensation and Management Development Committee Chair Sarah Coffin and that committee will now be Chaired by Ron DeFeo.
We thank Bruce for his efforts as Governance Chair, and fortunately will continue to benefit from his wisdom as a Director. Bruce has continued to emphasize training sessions for the board. This past year, we had an education session on plastics and met with an expert about governance matters.

The board has proactively instituted proxy access, and at this year’s annual meeting will be asking shareholders to vote on instituting “majority voting.” We believe these measures are all “pro-shareholder,” making the board and management more accountable to shareholders.
With regard to Environmental, Social, and Governance (ESG) Matters, director Bill Foley has been asked to lead our board’s effort on oversight of this topic. Bill will be working closely with Andrean Horton, our Executive Vice President and Chief Legal Officer, and Monica Vinay, our Vice President of Investor Relations and Treasurer, in developing Myers’ ESG strategies, which is overseen by the board. We recognize the importance of sustainability, a diverse workforce, and a commitment to our communities. In October, Myers became a member of the Alliance to End Plastic Waste, a global coalition focused on the removal of plastic waste from the environment. Our proxy statement further explains our initial activities in ESG. As we continue to develop and implement a comprehensive ESG strategy, we are convinced it will enhance Myers’ value to all its constituents. In particular, we are in the process of redoubling our efforts to communicate the significantly positive story of Myers Industries. Across the Material Handling portfolio, Myers sells sustainable, durable and re-useable containers that are manufactured with recycled plastic. We believe our business has a positive impact on the environment and we are in the process of communicating this point to our stakeholder groups.
For the fifth consecutive year, we reached out to all shareholders owning more than 1% of Myers’ outstanding shares, offering to meet on governance matters. We contacted shareholders representing about seventy-five percent of total outstanding shares. We were gratified by the results of the “say on pay” vote at last year’s annual meeting, with more than 98% of the total shares voting in favor of the proposal.
During 2020, the total return (including dividends) for Myers’ stock was +29.3%, compared to +18.4% for the S&P 500. Although we are gratified by that result and remain confident about the long-term prospects for the company, as I wrote last year, we do not believe that any single year is an appropriate gauge of long-term performance.
As always, we welcome feedback from our shareholders. Shareholders may send communication by email to governance@myersind.com or by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member, or Non-Management Directors, as the case may require), c/o Chief Legal Officer and Secretary, Myers Industries, Inc. 1293 Main Street South, Akron, Ohio, 44301, as outlined more completely in our Communication Procedures for Interested Parties and Shareholders available on the Company’s website, www.myersindustries.com.
Your board remains very active and engaged, and we begin 2021 firmly committed to building long-term shareholder value at Myers. We thank you for your support of the Company and your continued confidence in our efforts on your behalf.
Sincerely,

F. JACK LIEBAU, JR.
Chairman of the Board
************

Dear Shareholders,
The Board of Directors of Myers Industries, Inc. (“Myers Industries” or the “Company”) has fixed the close of business on March 5, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on April 29, 2021 (the “Annual Meeting”). This Proxy Statement, together with the related proxy card and our 2020 Annual Report to Shareholders, is being mailed to our shareholders on or about March 22, 2021. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting via live webcast or in person, please complete and return the enclosed proxy card, or follow the instructions to vote by telephone or internet, as soon as possible.
If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at (330) 761-6212.
By Order of the Board of Directors,

Andrean R. Horton
Executive Vice President, Chief Legal Officer and Secretary
Akron, Ohio
March 22, 2021
THE 2020 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the Company’s 2020 Annual Report to Shareholders are available on Myers Industries’ website at: http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date:	Thursday, April 29, 2021
Time:	9:00 a.m. (EDT)
Location:
The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com and the meeting will be held in person at: 1554 South Main Street, Akron, OH 44301 (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts)

Record Date:	March 5, 2021
Items of Business
1. To elect the 11 candidates nominated by the Board of Directors (“Board”) to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;	5. To vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

2. To approve a proposal to amend Article VII of the Company’s Amended and Restated Articles of Incorporation (“Articles”) to require that directors be elected by a majority of votes cast in uncontested elections;
6. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2021; and

3. To approve a proposal to amend Article VII of the Articles to provide that all matters subject to shareholder approval may be approved by a majority of the voting power of the Company;	7. To consider such other business as may be properly brought before the meeting or any adjournments thereof.

4. To approve a proposal to adopt the Myers Industries, Inc. 2021 Long-Term Incentive Plan;
The Board recommends that you vote “FOR” each of the director nominees included in Proposal Number 1 and “FOR” each of Proposal Numbers 2 through 6. The full text of these proposals is set forth in the accompanying Proxy Statement.
How to Vote
By Telephone	By Internet	By Mail	Via Webcast or In Person
You may vote by calling 1-800-690-6903.	You may vote online at www.proxyvote.com.	You may vote by completing and returning the enclosed proxy card.
All shareholders are cordially invited to attend the Annual Meeting via live webcast or in person (if permitted under current federal or state restrictions in connection with COVID-19 mitigation efforts).

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement. As this is only a summary, we request you please review the full Proxy Statement before casting your vote.
General Meeting Information
2021 Annual Meeting Date and Time	Thursday, April 29, 2021 9:00 a.m. EDT
Place
In-person: 1554 South Main Street, Akron, OH 44301 (subject to federal or state restrictions that may be imposed in connection with COVID-19 mitigation efforts)

Online: The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com

Record Date	March 5, 2021
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.
Voting Matters and Board Recommendations
Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of Directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees	Nominees for election as directors who receive the greatest number of votes cast by holders of common stock represented in person or by proxy will be elected.	Broker non-votes will have no effect on the voting on these matters.	FOR EACH NOMINEE
2. Amend Article VII of the Articles to provide for majority voting for directors in uncontested elections	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
3. Amend Article VII of the Articles to provide for majority voting on all matters subject to shareholder approval	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
4. Adopt the Myers Industries, Inc. 2021 Long-Term Incentive Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
5. Advisory Vote to Approve Executive Compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
6. Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Abstentions and broker non-votes will be counted to determine whether or not a quorum is present. Abstentions will count against this proposal.	FOR
2021 Proxy Statement | i

PROXY STATEMENT SUMMARY(CONTINUED)
Business Highlights and Achievements
Fiscal 2020 marked the beginning of a transformation for Myers Industries:
•
In the midst of the global pandemic, we took prompt actions to promote safety in our facilities, protect team members, and continue to produce the essential products Myers’ customers require. These actions delivered the following results:

•	An increase in adjusted gross margin of 500 basis points, despite significant headwinds from COVID-19, which led to a decline in total sales of approximately 1%
•	An increase in adjusted operating income of 9.5%
•	Operating cash flow of 9% of sales, same as prior year
•
The Company announced and is actively executing its strategy to transform into a high-growth, customer-centric innovator of engineered plastics solutions. Myers’ long-term plan is comprised of three, three-year horizons, each outlining specific actions to drive profitable revenue growth while advancing a One Myers culture and mindset. The Company is targeting $1 billion in revenue by the end of 2023 and 3x that by the end of 2029, with an adjusted EBITDA margin goal of 15% of sales.

•
The Company joined the Alliance to End Plastic Waste, a global nonprofit organization comprised of eighty companies across the plastics value chain who are committed to investing in solutions that help eliminate plastic waste in the environment.

•
Consistent with its new strategy, the Company acquired Elkhart Plastics in November of last year. As a bolt-on acquisition within the Company’s existing technology space, Elkhart strengthens our portfolio and helps us take a meaningful step toward executing our long-term vision.

The Company uses certain non-GAAP measures in this proxy statement. Adjusted gross margin, adjusted operating income, and adjusted EBITDA are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this proxy statement.
Response to COVID-19
At Myers Industries, protecting the health and safety of our team members, our families and our communities is of the upmost importance to us. We took early and aggressive action to help prevent the spread of the virus in our workplaces. At the same time, we continued to address the ongoing needs of our business so that we could continue to provide our customers with the essential products they require.
We acted quickly at the onset of the pandemic and took multiple measures to promote safety in our facilities and protect our team members, including the implementation of:
•	physical distancing protocols on our plant floors and office spaces;
•	work from home protocols;
•	enhanced hygiene, cleaning, and sanitizing protocols, including frequent cleaning of high touch surfaces;
•	providing personal protective equipment to our team members and care packages including 20,000 cloth face masks, 4,200 disinfectant wipes, 2,100 thermometers, and 300 face shields;
•	visitor and travel restrictions and cancellation of in-person meetings;
•	standard investigation, disinfection, and return-to-work protocols following positive cases;
•	paid time off during periods of quarantine, isolation, and illness;
•	paid testing for employees;
•	frequent communication to team members, including CEO Town Halls.
ii | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
We continue to address the needs of the organization to ensure safety of our team members and are monitoring the progress on the distribution of the respective vaccines.
In addition to our investments in our team members’ safety, we’ve provided financial support to a hunger relief organization with a nationwide network of food banks. These donations help families within our local communities facing food insecurity and hunger in the wake of the pandemic get the food they need.
Governance Highlights
Myers Industries’ commitment to sound corporate governance practices has been illustrated through a number of positive actions taken over recent years. We firmly believe that sound corporate governance is in the best interests of our shareholders and strengthens accountability within the organization. The following is a summary of our current sound governance practices:
Annual Director Elections	Yes	Stock Ownership Guidelines	Yes
Independent Board Chair	Yes	Anti-Hedging and Anti-Pledging Policy	Yes
Nonemployee Director Independence	100%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	4	Routine Executive Sessions of the Board	Yes
Board Gender Diversity	36%	Anonymous Reporting	Yes
Board and Committees Annual Self-Evaluations	Yes	Clawback Policy	Yes
Director Over-Boarding Policy	Yes	Proxy Access for Shareholder Nominations	Yes
Director Nominees
You are being asked to vote on the election of the following director candidates. The candidates listed below are the 11 nominees recommended by the Corporate Governance and Nominating Committee (the “Governance Committee”) and approved by the Board for election to serve for a one-year term. Detailed information on each director is available starting on page 10.
					Current Committee Memberships
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Governance
Yvette Dapremont Bright	59	2021	President, Brighter Horizon Foundation	Yes
Sarah R. Coffin	68	2010	Former CEO, Aspen Growth Strategies, LLC	Yes	•	Chair
Ronald M. De Feo	69	2018	Former President, Chief Executive Officer and Executive Chairman of Kennametal Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC	Yes		•	•
William A. Foley	73	2011	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)	Yes		•	•
Jeffrey Kramer	61	2021	CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)	Yes
F. Jack Liebau, Jr. Chair	57	2015	Managing Director, Beach Investment Counsel	Yes	•	•	•
Bruce M. Lisman	74	2015	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM)	Yes		•	Chair
Lori Lutey	56	2018	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)	Yes	•		•
Michael McGaugh	47	2020	President and CEO, Myers Industries, Inc.	No
William Sandbrook	63		Former CEO, U.S. Concrete, Inc. (NASDAQ: USCR)	Yes
Robert A. Stefanko	78	2007	Former Chairman and EVP of Finance and Administration of A. Schulman, Inc. (former NASDAQ)	Yes	•	•
2021 Proxy Statement | iii

PROXY STATEMENT SUMMARY(CONTINUED)
Board Overview
Myers Industries has an experienced and effective Board focused on shareholder value creation. The Board is proposed to be comprised of 11 members, all of whom other than Mr. McGaugh are independent. The charts below highlight the nominated Board’s composition and experience.
Composition

Qualifications

iv | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Shareholder Engagement
One of our key priorities is conducting robust engagement with our shareholders in order to provide transparency into our business and determine which issues are important to our shareholders. Participants in our engagement programs include executive management, members of the Board and Investor Relations personnel. Our methods of engagement include:
•	Earnings conference calls
•	Investor conferences
•	One-on-one investor meetings and conference calls
•	Off-season engagement regarding our Board, corporate governance, executive compensation, and sustainability practices
Engagement Highlights
We believe engaging in shareholder outreach is an important element of strong corporate governance. In 2020, in continuation of the Company’s shareholder outreach efforts that began in 2016, members of our Board and executive management acted on this belief and contacted the top 15 shareholders who own 1% or greater of outstanding shares and represent collectively approximately 76% of total shares outstanding. Focus areas included:
•	Business strategy and performance
•	Executive compensation
•	Board governance
•	Diversity and inclusion
•	Sustainability
The Company values the input received from these discussions with shareholders. Following these conversations, the Company has continued to emphasize the importance of safety in our operations and has continued its focus on enhancing sustainable business practices and incorporating environmental consciousness throughout our operations. Additionally, the Compensation and Management Development Committee of the Company (“Compensation Committee”) regularly evaluates the Company’s compensation programs and considers shareholder input as part of their evaluation.
At any time during the year shareholders may access our Annual Report, Proxy Statement, financial presentations, and corporate governance guidelines at www.myersindustries.com.
Shareholder Communications
Shareholders may contact any director, committee of the board, non-management director or the Board through the following:
via U.S. Mail at:
Myers Industries, Inc.
c/o Secretary
1293 South Main Street
Akron, Ohio 44301
via e-mail at:
governance@myersind.com
A toll-free hotline has also been established if an interested party wishes to contact a director, a committee of the Board, a non-management director or the Board by phone. The number is (877) 285-4145 and is available worldwide 24 hours a day, seven days a week.
2021 Proxy Statement | v

PROXY STATEMENT SUMMARY(CONTINUED)
Executive Compensation Overview
Myers Industries’ executive compensation program, set forth by the Compensation Committee, is designed to implement our executive pay philosophy to:
•	Attract and retain talented and experienced executives and other key employees
•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value (“pay for performance”)
•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value
•	Reward executives whose knowledge, skills and performance are crucial to our success
Compensation Practices
WHAT WE DO	WHAT WE DON'T DO
Link Pay to Objective Financial Performance	Enter into Employment Contracts
Limited Termination/Change in Control Severance Benefits	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Provide Perquisites
Maintain an Executive Compensation Clawback Policy	Allow Hedging or Pledging of Company Stock
vi | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Elements of Compensation for 2020
Our 2020 executive compensation program was designed to reinforce the relationship between the interests of our named executive officers (or “NEOs”) and our shareholders. The objectives and key characteristics of each element of our 2020 executive compensation plan designs are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential and external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year
•Variable cash compensation with 80% tied to achievement of annual corporate operational goals (currently the Company’s adjusted operating income) established by the Compensation Committee each fiscal year to align with budgeted targets.
•Includes 20% qualitative element with individual performance goals to maintain personal accountability of each NEO
•Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentive Awards (performance stock units and restricted stock units)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests by aiding in the retention of high-quality executives
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives (the Company’s three-year measures of EBITDA and ROIC) designed to enhance shareholder value
•Helps build executive stock ownership, consistent with our stock ownership objectives
•Encourages retention through multi-year vesting

2021 Proxy Statement | vii

PROXY STATEMENT SUMMARY(CONTINUED)
2020 CEO and CFO Target Compensation Mix(1)(2)

(1)
“Fixed” compensation includes salary and service-based restricted stock; “variable” compensation includes annual bonuses and performance stock units; “long-term” compensation includes performance stock units and restricted stock; and “short-term” compensation includes salary and annual bonuses.

(2)	Based on target compensation established at the commencement of 2020 although our CFO’s service ended on September 18, 2020.
viii | Myers Industries, Inc.

MYERS INDUSTRIES, INC.

PROXY STATEMENT
2021 Proxy Statement | 1

2 | Myers Industries, Inc.

Corporate Governance and Compensation Practices and Policies
The Board is committed to maintaining sound corporate governance and a compensation structure that promotes the best interests of our shareholders.
Corporate Governance Guidelines
The Company has adopted “Corporate Governance Guidelines” and a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees. Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.
Corporate Governance and Compensation Practices
Shareholder Outreach
We consider the opinions expressed by shareholders through their votes, periodic meetings and other communications and believe that shareholder engagement leads to enhanced governance practices. In 2016, we implemented a proactive investor outreach program which includes contacting shareholders who own 1% or more of our outstanding shares. In 2020, the Company and members of the Board continued to conduct considerable shareholder outreach, through which we requested input from our 15 largest institutional investors and other shareholders collectively holding approximately 76% of our outstanding shares. Following this outreach, we received feedback and questions on additional corporate governance matters, further changes to management, and other items of shareholder interest. We value shareholder views and insights and expect to continue to dialogue with our shareholders.
Annual Elections
In accordance with best governance practices, all of our directors are elected annually.
Independent Board Chair
•	Since October 2009, the Company has maintained an independent Board Chair. Mr. Liebau has served as our independent Chair since the 2016 Annual Meeting of Shareholders
•	We believe this leadership structure enhances the alignment of the interests of the Company and our shareholders by ensuring independent Board leadership
•	The independent Board Chair serves as the primary liaison between our directors and management and helps to maintain open communication and discussion by the Board
•	Our independent Chair is a member of each of our standing committees
•
Duties of the Board Chair are specified in the Charter of the Chairman of the Board of Directors and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com

Board and Committee Independence
•
Periodic Review of Director Independence: The Board reviews the independence of each director using the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and other applicable regulations and considers any other material relationships a director may have with the Company as disclosed in annual director and officer questionnaires. The Company’s Corporate Governance Guidelines provide that a majority of the Board be comprised of independent directors and the charters of each of the Board’s committees require that all committee members be independent

•
Independence Determination: The Board has determined that all of the current members of the Board other than Mr. McGaugh, our President and CEO, are independent under these standards. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy, and the corporate governance listing standards

2021 Proxy Statement | 3

of the NYSE. In connection with the Board’s determination regarding the independence of each non-management director and nominee, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships:
•
Committee Independence: All members of the Company’s Audit Committee, Compensation Committee, and Governance Committee have been determined to be independent directors. In addition, the Board has determined that the members of the Audit Committee and Compensation Committee meet the additional independence criteria required for such committee membership under the applicable NYSE listing standards

•
Other Relationships: Except as set forth in this Proxy Statement, neither the Company nor any of the Board nominees or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party

Current Director Resignation Policy
•
Pursuant to the Company’s current director resignation policy, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” from the election of such director) shall submit an offer of resignation to the Board

•	The Governance Committee will then recommend to the Board whether to accept or reject any tendered resignations, and the Board will decide whether to accept or reject such tendered resignations
•	The Board’s decision will be publicly disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”)
•
If an incumbent director’s tendered resignation is rejected, he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If an incumbent director’s tendered resignation is accepted, then the Board will have the sole discretion to fill any resulting vacancy to the extent permitted by the Company’s Amended and Restated Code of Regulations (“Regulations”)

•
The Company is proposing, in Proposal 2, to amend Article 7 of our Articles to provide for majority voting in uncontested elections of directors; if Proposal 2 is approved the Company’s director resignation policy will no longer be necessary and will be rescinded

Proxy Access
In 2020, the Company added Section 13 to Article I of our Regulations to include proxy access provisions for certain shareholder nominations of directors. Consistent with current best practices, the provision provides proxy access for certain director nominations (i) of up to the greater of two persons or 20% of the number of directors on our current Board, (ii) by a shareholder or by a group of not more than 20 shareholders, (iii) owning at least three percent of the outstanding shares of common stock of the Company continuously for at least three years, (iv) pursuant to notice received no earlier than 120 days and no later than 90 days before the anniversary of the previous year’s Annual Meeting of Shareholders, and (v) containing information required by Section 13.
Over-Boarding Policy
The Company has adopted a policy that the maximum number of public company boards on which a non-CEO director may sit is five (including our Board) and the maximum number of public company boards on which a CEO director may sit is three (including our Board).
4 | Myers Industries, Inc.

Board Role in Risk Oversight
The Board annually reviews the Company’s strategic plan, which addresses, among other things, the Company’s risks and opportunities. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management annually conducts enterprise-wide risk assessments of the Company and each of its business segments and regularly updates the Board on the Company’s processes relating to ERM. The focus of management’s assessment includes a review of strategic, financial, operational, compliance, reputational and technology (IT) objectives and risks for the Company. In addition:
•	Audit Committee: The Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company
•
Compensation and Management Development Committee: The Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies

•	Corporate Governance and Nominating Committee: The Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning
Each committee also considers the reputational risk implicated by the oversight responsibilities described above.
Clawback Policy
The Company maintains a “Clawback Policy” that provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the Compensation Committee.
Succession Planning
Our Board, in coordination with the Governance Committee, oversees succession planning for the CEO and other officers of the Company. As part of its succession planning oversight, the Board reviews the executive leadership team’s experience, skills, competence and potential, to help assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and execute the Company's strategic vision.
Stock Ownership Guidelines
The Company maintains Stock Ownership Guidelines under which officers designated as executive officers and non-employee directors are expected to hold a specified amount of our common stock. These expectations are as follows:
•	CEO: 5X annual base salary
•	Executive Vice Presidents (CFO and CLO): 3X annual base salary
•	Vice Presidents (including Human Resources): 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer
The executive officers and non-employee directors have five years from the date they become subject to the guidelines to attain the ownership requirement. Our Stock Ownership Guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Anti-Hedging and Pledging Policy
The Company prohibits directors, officers and employees from engaging in any hedging or pledging transactions with respect to Company shares.
2021 Proxy Statement | 5

Board Member Recruiting Guidelines
The Company’s Board Member Recruiting Guidelines outline the process for nominating potential director candidates for consideration by the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Executive Sessions of the Board and Committees
The Board has a policy requiring the independent directors, both as to the Board and Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2020, the Board and each Committee met regularly in executive session at each meeting of the Board, Audit Committee, Compensation Committee, and Governance Committee.
Presiding Directors
The Chair of each Committee of the Board acted as the Presiding Director for each Committee executive session.
Anonymous Reporting and Toll-Free Hotline
The Audit Committee maintains procedures, including a worldwide telephone and web-based “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously. The Company maintains the hotline for receiving, retaining and addressing complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by an independent third party and is available worldwide, 24 hours a day, seven days a week. All reports made through the hotline are directed to the Chairman of the Audit Committee and the Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.
Code of Ethics
We have a “Code of Ethics and Business Conduct,” which incorporates a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel,” which embodies our commitment to ethical and legal business practices, as well as satisfying the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. This policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.
Delinquent Section 16(a) Reports
The Company is aware of the following late filings of Section 16(a) reports due to internal Company administrative errors: (i) a Form 4 Statement of Changes in Beneficial Ownership by Andrean Horton reporting the vesting on October 16, 2020 of 2,037 restricted stock units, relating to an award of 6,112 restricted stock units granted on October 16, 2019 subject to vesting in equal installments on the first three anniversaries of the grant date, and (ii) a Form 4 Statement of Changes in Beneficial Ownership by Thomas Harmon reporting an award on October 26, 2020 of 6,964 restricted stock units subject to vesting in equal installments on the second and third anniversaries of the grant date. To the Company’s knowledge, its insiders otherwise complied with their Section 16(a) reporting obligations during 2020.
Annual Board and Committee Self-Assessments
The Board and each Committee of the Board conduct annual self-assessments to assist in determining whether the Board and its Committees are functioning effectively. In 2018 and 2020, the self-assessments were conducted with the assistance of outside counsel and the results were reviewed with individual directors, each Committee, and the Board. In 2019, evaluations were conducted by an independent consultant and feedback was provided to individual directors, each Committee, and the Board. The Board intends to utilize this independent consultant process every third calendar year.
6 | Myers Industries, Inc.

Shareholder Communication with Directors
Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board.
Interested parties may send written communications by e-mail to governance@myersind.com or by mail or courier delivery addressed as follows:
Board of Directors (or Committee Chairman, Director or Non-Management Directors, as the case may be)
c/o Secretary
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened or unread to the Chairman of the Governance Committee. The Chairman of the Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Secretary will forward those communications, unopened or unread, directly to the person or Committee Chairman in question.
Any interested party may also contact a director, a Committee of the Board, the non-management directors, or the Board through the Company’s toll-free hotline at (877) 285-4145 or via the internet at myersindustries.ethicspoint.com.
Corporate Responsibility
Our approach to corporate responsibility is grounded in our commitment to the environment, to protecting our employees and the communities where we operate and to good corporate governance practices which directly impact our performance and value.
In 2019, the Company instituted a Sustainability Committee to develop and oversee our long-term sustainable business practices. The team is responsible for establishing key metrics, goals and reporting standards across the Company. We made progress in 2020 in several key areas, including instituting our Supplier Code of Conduct, enhancing our chemical tracking system, establishing a Human Rights Policy, and continuously improving our employee health, safety and wellness efforts, including protecting our team during the COVID-19 pandemic.
We continue to enhance and track the sustainability benefits of our products. The plastic containers that we manufacture are reusable, and, at the end of their service life, they can be recovered, recycled, and reprocessed into new products. We are also implementing a company-wide program to track the amount of recycled and regrind raw materials used in our manufacturing process. To further demonstrate our commitment to waste reduction and recycling, we have joined the Alliance to End Plastic Waste.
In 2020, the Company announced and is actively executing its strategy to transform into a high-growth, customer-centric innovator of engineered plastics solutions, while advancing a “One Myers” culture and mindset. Our alignment as One Myers through the continued standardization of processes and procedures will create greater synergy across our businesses and unlock greater value for our employees, customers and other key stakeholders. It will also provide enhanced transparency about the ways in which the Company integrates sustainability and social responsibility into what we do.
Our goal in 2021 is to apply tools for consistent implementation, measurement, and benchmarking of our environmental and social policies, programs, and disclosures. We believe this will enable us to better demonstrate and communicate our commitment to continuous improvement in these areas.
2021 Proxy Statement | 7

Environmental Responsibility
Our Products

We manufacture reusable plastic containers that are used repeatedly during the course of their service life. At the end of their service life, these highly sustainable products can be recovered, recycled, and reprocessed into new products.

• Our plastic bulk containers replace single-use and expendable packaging, reducing waste and improving sustainability.
• We focus on opportunities to utilize raw materials that are better for our environment, including recovering scrap and recycling plastics.
• We manufacture numerous products that require no packaging to ship and we continue to focus on ways to decrease packaging from our other products.
•
As part of our One Myers culture and mindset, we are implementing a uniform, company-wide methodology for calculating the amount of recycled and regrind raw materials used in our manufacturing process so that we have a consistent baseline for measuring improvement.

• In 2020, we joined the Alliance to End Plastic Waste, a global nonprofit organization committed to investing in solutions that help eliminate plastic waste in the environment.
• In 2021, we plan to fully implement our online safety data sheet system for tracking of chemicals across the organization.
Energy Efficiency
We employ an asset-light business model that requires fewer pieces of energy-dependent equipment in our facilities and use equipment upgrades as an opportunity to be more energy efficient.
• In 2021, we have engaged an energy consultant to evaluate energy usage across our businesses. We anticipate using this information as a baseline for benchmarking and reducing energy usage.
Social Responsibility
People
We seek to provide an environment that is open, transparent, and diverse, where our employees feel valued, included, and accountable.
•
We continuously strive to improve the factors that drive employee engagement and satisfaction within our organization, as we believe that an engaged and enthusiastic workforce is the key to achieving our strategic goals.

○
In 2020, for the second year in a row, we completed an engagement survey with all of our employees and conducted employee feedback sessions to better understand the results – 89% of employees participated.

○
In response to the 2019 employee engagement survey, we implemented an employee rewards and recognition software platform focused on improving employee connection and collaboration. In 2020, more than 33,000 recognitions were sent through the platform to show appreciation for fellow co-workers.

Safety
Our number one focus is the safety of our employees and communities.
• Our ultimate goal is to achieve zero workplace injuries though a continued focus on our core safety programs, which include:
○
Creating and Sustaining a Positive Safety Culture through top management support, which includes the Myers Environmental Health & Safety Policy and Principles as well as business-level policies; and employee engagement programs such as our Corporate Safety Committee, location-specific safety committees, and engagement survey safety questions and feedback loop.

○
Implementing Health and Safety Management Systems to identify and address hazards, which include cutting tool and laceration prevention, our ergonomics improvement process, training for first responders and AEDs at all major locations, incident investigation and root cause analysis, control of hazardous energy, and machine guarding, among others.

○
Focusing on Upstream Behaviors through the use of plant safety audits and observations, new-hire safety orientation, ongoing safety training and communication, positive feedback to encourage safe behavior, and plant safety celebrations.

• Our total recordable incident rate in 2020 remained well below the industry average.
8 | Myers Industries, Inc.

•
In 2020, as part of our One Myers culture and mindset, we re-engaged our Corporate Safety Committee, which held five meetings, and published 16 new or updated, company-wide policies in areas such as cutting tools and laceration prevention, ergonomics, and heat stress.

•
At the onset of the COVID-19 pandemic, we took multiple measures to promote safety in our facilities and protect our team members so that we could continue to provide our customers with the essential products they require. Those measures included:

	○	Physical distancing protocols on our plant floors and office spaces;
	○	Work from home protocols;
	○	Enhanced hygiene, cleaning, and sanitizing protocols;
	○	Providing personal protective equipment to our team members and care packages including 20,000 cloth face masks, 4,200 disinfectant wipes; and 2,100 thermometers;
	○	Visitor and travel restrictions and cancellation of in-person meetings;
	○	Standard investigation, disinfection, and return-to-work protocols following positive cases;
	○	Paid time off during periods of quarantine, isolation and illness;
	○	Paid testing for employees; and
	○	Frequent communication to employees, including CEO town halls
Corporate Governance
We believe good corporate governance is at the heart of running a successful organization. It improves performance and promotes trust with our key stakeholders.
•	We took a number of steps in 2020 and early 2021:
	○	Updated policies to reflect how we conduct business:
• Created a standalone Foreign Corrupt Practices Act policy, with acknowledgements signed by employees who interact with suppliers/customers;
• Upgraded our hotline system to allow for web-based reporting and provided contact details to our employees in six languages;
• Updated our Code of Business Conduct to cover the update to our hotline; and
• Implemented a Supplier Code of Conduct and a Human Rights Policy, and posted them in the Corporate Responsibility section of our website.
	○	Updated our Board Committee charters to reflect current responsibilities:
•
Updated our Compensation Committee charter to change the committee name to the Compensation and Management Development Committee, adding responsibilities to the committee to include oversight of the company’s leadership development and executive long-term and emergency succession planning and make recommendations to the Board relating to the election of company executive officers.

	○	Refreshed our Board and updated timing around notices for shareholder proposals and proxy access:
•
Amended Sections 11 and 12 of Article I of the Regulations to revise the periods during which advance notice of certain shareholder proposals and certain shareholder nominations of directors must be provided in connection with annual and certain special meetings of shareholders;

• Added Section 13 to Article I of the Regulations to include proxy access provisions for certain shareholder nominations of directors; and
• Engaged in Board refreshment, appointing two new directors in February 2021 and nominating one additional director for election in the proxy, which also enhanced the diversity on our Board.
	○	In 2021, we are looking to amend our Articles of Incorporation:
•
In our 2021 proxy, we are asking shareholders to approve a proposal to amend Article VII of the Company’s Amended and Restated Articles of Incorporation to require that directors be elected by a majority of votes cast in uncontested elections, and to approve a proposal to amend Article VII of the Articles to provide that all matters subject to shareholder approval may be approved by a majority of the voting power of the Company.

2021 Proxy Statement | 9

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Nominees
Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies. The members of the Governance Committee have recommended, and the independent members of the Board have nominated, the persons listed below as nominees for the Board.
Each of the below nominees has consented:
•	to serve as a nominee,
•	to being named as a nominee in this Proxy Statement, and
•	to serve as a director if elected.
If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than named in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES
Name	Age	Director Since	Independent	Occupation
Yvette Dapremont Bright	59	2021	Yes	President, Brighter Horizon Foundation
Sarah R. Coffin	68	2010	Yes	Former CEO of Aspen Growth Strategies, LLC
Ronald M. De Feo	69	2018	Yes	Former President, CEO and Executive Chairman of Kennametal Inc. (NYSE: KMT); founding partner of Nonantum Capital Partners, LLC
William A. Foley	73	2011	Yes	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)
Jeffrey Kramer	61	2021	Yes	CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)
F. Jack Liebau, Jr.	57	2015	Yes	Managing Director, Beach Investment Counsel
Bruce M. Lisman	74	2015	Yes	Former Chairman of Global Equity Division, JP Morgan Chase & Co.
Lori Lutey	56	2018	Yes	Former EVP and CFO of Schneider National (NYSE: SNDR)
Michael McGaugh	47	2020	No	President and CEO of Myers Industries, Inc.
William Sandbrook	63		Yes	Former CEO and Chairman, U.S. Concrete, Inc. (NASDAQ: USCR)
Robert A. Stefanko	78	2007	Yes	Former Chairman and EVP of Finance/Administration of A. Schulman, Inc.
10 | Myers Industries, Inc.

NOMINEE INFORMATION

YVETTE DAPREMONT BRIGHT Age: 59 Director since: 2021	Business Experience:
	•	President, Brighter Horizon Foundation
•
Former Executive Vice President and Chief Operating Officer of Independence Blue Cross, health insurer serving Philadelphia, Pennsylvania region; former Chief Transformation Officer; former Chief Administrative Officer

Current and Former Directorships:
	•	Director of CSAA Insurance Group, a AAA insurer offering automobile, homeowners and other personal lines of insurance to AAA Members through AAA clubs in 23 states and the District of Columbia
	•	Director of Reveleer, a software platform company for health plans and providers
•
Director of Independence Health Group, a diversified health care company offering a wide range of commercial, Medicare and Medicaid medical coverage, third-party benefits administration, and pharmacy benefits management

	•	Advisory director of Clarify Health Solutions, Inc., a provider of health care software solutions
	•	Director of National Life Group, a financial services company
	•	Former director and Chair of AmeriHealth Insurance Company of New Jersey
	•	Former director of AmeriHealth Caritas, a Medicaid managed care organization

Skills and Expertise:
	•	Substantial senior management experience overseeing customer service, processing services, operations shared services, business process reengineering and business technology services
	•	Leadership of enterprise wide operating platform and cultural transformation
	•	Human resources, strategy development, innovation, operational planning, new business development, and portfolio management for strategic initiatives

2021 Proxy Statement | 11

SARAH R. COFFIN Age: 68 Director since: 2010 Committees: Compensation (Chair) Audit	Business Experience:
	•	Former Chief Executive Officer of Aspen Growth Strategies, LLC, an investment company
	•	Former Executive Vice President, Hexion and Senior Vice President, Noveon, Inc. (now Lubrizol), specialty chemical and polymer producers in the industrial market space

Current and Former Directorships:
	•	Director of FLEXcon, a privately held manufacturer of pressure-sensitive films and adhesives
	•	Former director and Chair of the Compensation Committee of SPX Corporation (NYSE: SPXC) (now SPX Corporation and SPX Flow), a global industrial equipment and manufacturing company
	•	Former director of Huttenes-Albertus International, an international manufacturer of chemical products for the foundry industry

Skills and Expertise:
	•	Former division and global leader in multiple companies with extensive merger and acquisition responsibility
	•	Substantial senior executive experience in marketing, distribution and operations
	•	Background in the polymer and specialty chemicals industries
	•	Broad experience in governance, audit, compensation and leadership with public, private and non-profit boards

RONALD M. DE FEO Age: 69 Director since: 2018 Committees: Compensation Governance	Business Experience:
	•	Founding partner of Nonantum Capital Partners, LLC, a private equity firm
	•	Former President, Chief Executive Officer, and Executive Chairman of Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials
	•	Former Chief Executive Officer of Terex Corporation (NYSE: TEX), manufacturer of lifting and material handling solutions for a variety of industries
	•	Various marketing and leadership positions at Case Corporation, Tenneco Inc. (NYSE: TEN), and Procter & Gamble (NYSE: PG)

Current and Former Directorships:
	•	Trustee for Iona College
	•	Former Executive Chairman and Director of Kennametal Inc.
	•	Former Chairman of Terex Corporation

Skills and Expertise:
	•	Over 20 years of senior management and industrial experience
	•	Extensive experience with public and private company boards, corporate governance, mergers and acquisitions, brand and marketing

12 | Myers Industries, Inc.

WILLIAM A. FOLEY Age: 73 Director since: 2011 Committees: Compensation Governance	Business Experience:
	•	Former Executive Chairman and Chief Executive Officer of Libbey Inc. (NYSE: LBY), a producer of consumer and industrial glassware
	•	Former Chairman and Chief Executive Officer of Blonder Home Accents, a distributor of wallcoverings and home accents
	•	Former Chairman and Chief Executive Officer of Thinkwell Incorporated
	•	Former President of Arhaus Inc., a private brand name furniture company
	•	Former Chairman, President and Chief Executive Officer of Lesco Incorporated, a manufacturer, distributor and retailer of professional lawn care and golf course management products

Current and Former Directorships:
	•	Former director of Libbey, Inc.

Skills and Expertise:
	•	Provides wide-ranging acquisition, joint venture, business and market development experience
	•	Extensive experience in broad scale plastics manufacturing, as well as consumer and distribution businesses
	•	Experience with best practices on public company boards, particularly in governance, compensation and leadership

JEFFREY KRAMER Age: 61 Director since: 2021
Principal Occupation: Chief Executive Officer, Schweitzer-Mauduit International, Inc. (NYSE: SWM), global manufacturer of high performance films, nettings and papers for filtration, transportation, medical, construction/infrastructure and tobacco markets

Business Experience:
	•	Former CEO of JAM Distributing, a market leading distributor of high performance lubricants and fuels
•
Long multinational career at Air Products, a leading global producer of Industrial gases, including roles as Chief Technology Officer, Vice President of Global Packaged Gases, Vice President of Corporate Development and Vice President Chemicals Asia

Current and Former Directorships:
	•	Executive Member, Board of Directors of SWM International
	•	Former Executive Member, Board of Directors JAM Distributing
	•	Member of Princeton University Chemical Engineering Advisory Council
	•	Former director, Sayre Child Care, a nonprofit child care organization

Skills and Expertise:
	•	Strategic view – deep expertise and experience in defining strategic direction and the steps necessary to execute strategies globally or regionally
•
Experienced in mergers/acquisitions and corporate transformations, executed and successfully integrated multiple acquisitions around the world and redirected and improved businesses for both private and public companies

	•	Deep understanding of the roles of R&D and Innovation Technology in business development and corporate success, both from technology and commercial leadership roles
	•	Global supply chain experience having directly led multiple global manufacturing and distribution businesses
	•	Strong focus on people development, role of culture/inclusion in company success and the importance of strong communication
2021 Proxy Statement | 13

F. JACK LIEBAU, JR. Age: 57 Director since: 2015 Board Chair Committees: Audit Compensation Governance	Principal Occupation: Managing Director, Beach Investment Counsel

Business Experience:
	•	Former President and Chief Executive Officer of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s insurance companies
	•	Former President and Founder, Liebau Asset Management Company, which managed money for individuals, foundations, and corporations
	•	Former Partner and Portfolio Manager for Davis Funds and Primecap Management Company, investment management firms

Current and Former Directorships:
•
Non-Executive Chairman of the Board and Member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors

	•	Former director of The Pep Boys, a nationwide auto parts retailer
	•	Former director of Herley Industries, Inc., a defense technology company
	•	Former director of Media General, Inc., then an owner of newspapers and television stations
	•	Former Vice President of Andover Alumni Council
	•	Current director and CFO of the Edwin Gregson Foundation
	•	Former director of Kidspace Children’s Museum

Skills and Expertise:
	•	Vast financial, strategic, executive and investment experience working with companies in a wide range of industries
	•	Experience in corporate governance and in serving on both corporate and non-profit boards
	•	Experience working effectively with management teams, analyzing strategic options, and communicating with various constituencies
	•	Extensive financial experience, including qualification under SEC rules as an Audit Committee Financial Expert

14 | Myers Industries, Inc.

BRUCE M. LISMAN Age: 74 Director since: 2015 Committees: Compensation Governance (Chair)	Business Experience:
	•	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM), a global financial services firm and banking institution
	•	Former Co-Head of the Global Institutional Equity Division, Bear Stearns Companies, Inc.

Current and Former Directorships:
	•	Director of Associated Capital Group (NYSE: AC), a diversified global financial services company
	•	Director of Circor International, Inc. (NYSE: CIR), a global manufacturer of flow and motion control products
	•	Director of National Life Group, a mutual life insurance company
	•	Former director and Chairman of PC Construction, an engineering and construction company
	•	Former director of The Pep Boys, a nationwide auto parts retailer
•
Former member of various boards including an electric utility, an electric transmission entity, a regional banking company, a regional broadcasting company, a financial technology company, and a university

Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations
	•	Extensive executive and investment experience

LORI LUTEY Age: 56 Director since: 2018 Committees: Audit Governance	Business Experience:
	•	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
	•	Former Vice President of Finance of FedEx Services
	•	Former Vice President and Chief Financial Officer of FedEx Trade Networks
	•	Former Vice President of Finance and Administration of FedEx Supply Chain Services

Current and Former Directorships:
	•	Director of One Equity Partners Open Water I Corp. (Nasdaq: OEPWU), a blank check company formed to effect a merger or similar business combination
	•	Director of PS Logistics, a private flatbed transportation solutions provider
	•	Director of Tailwind Smith Cooper Holdings, a private manufacturer/distributor
	•	Former director, Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms

Skills and Expertise:
	•	Extensive experience with strategic and financial management and leadership of overall company performance
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert

2021 Proxy Statement | 15

Michael McGaugh Age: 47 Director since: 2020 Committees: None	Principal Occupation: President, Chief Executive Officer, and Director of Myers Industries, Inc.

Business Experience:
	•	Former Executive Vice President and Chief Operating Officer of BMC Stock Holdings, Inc. (NASDAQ:BMCH), a leading building products manufacturer and distributor focused on growth and innovation
	•	Former Global Director and Global General Manager for The Dow Chemical Company (NYSE:DOW), a global leader in science and technology in the areas of plastics, polymers, and chemicals
	•	Former Global Director, Growth and Innovation portfolio and Global Director, Strategic Marketing, for Dow
	•	Former Vice President and General Manager of Dow Building Solutions, a business unit within Dow that manufactures and sells plastics and polymer based building products such as STYROFOAMTM insulation
	•	Former business leader of multiple plastics and polymer business units at Dow

Skills and Expertise:
	•	Substantial experience leading large public companies and their divisions
	•	Broad background in the plastics and polymers industries
•
Extensive merger, acquisition, and integration experience, having led the Integration Management Office for the merger between Dow/E.I. DuPont de Nemours and several other merger, acquisition, and divestiture transactions

	•	Significant experience in Growth and Innovation, having headed this business unit within Dow as well as having led Strategic Marketing for Dow
	•	Extensive experience in Corporate Strategy and Governance, having held executive roles accountable for these functions at BMC Stock Holdings and Dow
	•	Deep commercial expertise, having led Sales, Marketing, and Purchasing functions for numerous business units and industry segments

16 | Myers Industries, Inc.

WILLIAM SANDBROOK Age: 63	Business Experience:
	•	Former Chief Executive Officer and Chairman of U.S. Concrete, Inc. (NASDAQ: USCR), a North America producer of concrete and aggregates; former Vice Chairman; former President
	•	Former President and Chief Executive Officer CRH/Oldcastle Products and Distribution, a North and South American building products producer and distributor
	•	Former President and Chief Executive Officer of CRH/Oldcastle Architectural Products Group, a producer of concrete products, packaged soils and mulches and clay brick
	•	Former President and CEO of CRH/Oldcastle Materials West Division 2003-2006, a civil construction and heavy materials producer
	•	Former President and CEO of Tilcon New York, a regional market leader in asphalt paving and aggregate producer

Current and Former Directorships:
	•	Director of U.S. Concrete, Inc. (NASDAQ: USCR)
	•	Director of Comfort Systems, USA (NYSE: FIX), a leading building and service provider for mechanical, electrical and plumbing systems

Skills and Expertise:
	•	Extensive leadership experience in sourcing, closing and integrating acquisitions
	•	Accomplished in talent development and senior leadership mentoring
	•	Extensive experience strategic planning, organizational development and ERP systems implementation and integration
	•	Accomplished in corporate public messaging, shareholder outreach and stakeholder engagement
	•	Experienced in integrating decentralized and disparate businesses to develop shared vision and commonality of purpose

ROBERT A. STEFANKO Age: 78 Director since: 2007 Committees: Audit Compensation	Business Experience:
	•	Former Chairman of the Board and EVP of Finance & Administration of A. Schulman, Inc. (NASDAQ until August 21, 2018), an international supplier of plastic compounds and resins

Current and Former Directorships:
	•	Former director of OMNOVA Solutions, Inc. (NYSE), an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces
	•	Former director of The Davey Tree Expert Company, a tree, shrub and lawn care company
	•	Former director of Akron General Hospital

Skills and Expertise:
	•	Extensive involvement in public company matters, including international, compensation, audit, financial, legal, and various other matters
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert
	•	Experience as a director of other public company boards
2021 Proxy Statement | 17

Each of the foregoing nominees is recommended by the Governance Committee. The Governance Committee believes that each of the nominees possesses certain key attributes that are believed to be important for an effective Board.
During 2020, Mr. Foley served as Executive Chairman and a director of Libbey, Inc. (“Libbey”). Mr. Foley formerly served as Libbey’s Chief Executive Officer until March 31, 2019. Libbey’s business was and remains highly reliant on the foodservice industry. The COVID-19 pandemic caused Libbey to experience immediate and drastic reductions in revenue which, as a “non-essential” business, resulted in shut downs of all six of Libbey’s global manufacturing facilities. On June 1, 2020, Libbey and its direct and indirect domestic subsidiaries commenced voluntary cases under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, which were jointly administered under the caption In re: Libbey Glass Inc., et al., Case No. 20-11439 (LSS). Libbey filed a proposed First Amended Joint Plan of Reorganization (“Plan”) which was confirmed by the Bankruptcy Court on October 20, 2020. On November 5, 2020, pursuant to the Plan, Libbey (i) assigned the majority of its assets to a subsidiary which assumed all of Libbey’s obligations and liabilities in connection therewith; and (ii) contributed 100% of the equity in the subsidiary to Libbey Holdings Inc., an entity newly formed by Libbey, in exchange for 100 shares of common stock of Libbey Holdings. The Plan became effective on November 13, 2020 and Libbey and the other debtors emerged from the Chapter 11 cases. As a result of the Plan becoming effective, all of the outstanding shares of common stock of Libbey and all other equity rights in the Company were cancelled. Libbey’s common stock may continue to be quoted on the OTC Pink marketplace, but under the terms of the Plan, the common stock has no underlying asset value, and Libbey filed a Form 15 with the SEC deregistering the company’s common stock on November 16, 2020.
There are, and during the past ten years there have been, no other legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors, director nominees and executive officers.
The Board and Myers express our deep appreciation for the service and guidance provided by Jane Scaccetti during her service as a director since 2016 until the 2021 Annual Meeting of Shareholders.
The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.
18 | Myers Industries, Inc.

Nominating Process
The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Committee: in writing by any of our shareholders or by our current or past directors, executive officers, or identified by professional search firms retained by the Governance Committee.
Recruiting Guidelines and Director Qualifications
The Company’s Board Member Recruiting Guidelines outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider:
•	The current composition of the Board and how well it functions as a group
•	The talents, personalities, and strengths of current directors
•	The value of contributions made by individual directors
•	The need for a person with specific skills, experiences or background relevant to the Company’s strategy to be added to the Board
•	Any anticipated vacancies due to retirement or other reasons
•	Other factors that may enter into the nomination decision
The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors; however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.
When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.
Shareholder Recommendation Policy
The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the below procedures. Shareholders making recommendations for directors must:
•	Certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation)
•
Provide the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years

•	Provide a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director
•
Submit a signed written statement that the shareholder making the recommendation and the proposed nominee will make available to the Governance Committee all information reasonably requested in furtherance of the Committee’s evaluation

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•	Provide a letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301
•	Submit all required information before the close of business on or before November 15th of the year prior to our next Annual Meeting of shareholders
Shareholder Nomination Policy
In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of shareholders. In the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder, in order to be timely, must be received no later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Our Amended and Restated Code of Regulations is available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.
Shareholder Proxy Access
In accordance with our Amended and Restated Code of Regulations, a shareholder may also request that the Company include in its proxy statement in which it solicits proxies with respect to the election of directors at an Annual Meeting of shareholders, any person nominated for election (a “Shareholder Nominee”) to the Board by a shareholder or by a group of not more than 20 Shareholders that (i) satisfies the requirements of Section 13 of our Regulations (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, an “Eligible Shareholder”), and (ii) expressly requests in the notice required by such Section 13 to have the Shareholder Nominee included in the Company’s proxy materials pursuant to such Section 13. The information that the Company will include in its proxy statement is the information provided by the Eligible Shareholder to the secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). The Company may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. The Company will not be required pursuant to Section 13 to include any information regarding a Shareholder Nominee in its proxy materials for any meeting of Shareholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at such meeting other than Shareholder Nominees or nominees of the Board.
The Company will be required to include information regarding a Shareholder Nominee in its proxy materials with respect to an Annual Meeting only if the notice of the nomination relating to the Shareholder Nominee is delivered to, or mailed to and received by, the secretary of the Company no earlier than 120 days and no later than 90 days before the anniversary of the date of the previous year’s Annual Meeting of Shareholders; provided, however, that if the Company did not hold an Annual Meeting during the previous year, or if the date of the Annual Meeting has changed by more than 30 calendar days from the previous year’s date, or if the registrant is holding a Special Meeting of shareholders or conducting an election of directors by written consent in lieu of an Annual Meeting, then the Eligible Shareholder must deliver the notice a reasonable time before the Company issues its proxy materials, as specified by the Company in a Current Report on Form 8-K filed pursuant to Item 5.08.
The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that the Company shall be required to include in its proxy materials with respect to an Annual Meeting generally shall not exceed the greater of (i) two, or (ii) 20% of the total number of members of the Company’s Board rounded to the closest whole number below 20%.
Board Committees and Meetings
There were a total of nine regularly scheduled and special meetings of the Board in 2020. During 2020, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. Due to the impacts of the COVID-19 pandemic and the “Stay at Home” order then in effect in the State of Ohio, all of our then directors
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and then nominees attended our 2020 Annual Meeting virtually via the internet. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend, and to do so in person when permissible.
Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Set forth below are the committee memberships as of the date of this proxy statement.
Director	Audit Committee	Compensation Committee	Governance Committee
Sarah R. Coffin	X	Chair
Ronald M. De Feo		X	X
William A. Foley		X	X
F. Jack Liebau, Jr.	X	X	X
Bruce M. Lisman		X	Chair
Lori Lutey	X		X
Jane Scaccetti	Chair		X
Robert A. Stefanko	X	X
In addition to the standing Audit, Compensation, and Governance Committees, from time to time the Board has established, and may establish in the future, special committees to address particular matters. The Board established a special ad hoc committee to assist in the search for the Company’s chief executive officer during 2020, comprised of Ms. Coffin, Mr. DeFeo, Mr. Liebau, Mr. Lisman, and Ms. Lutey. The search committee convened frequent meetings during the search process, but forewent any fees for their additional committee service.
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Audit Committee
5 Meetings Held in 2020
The Audit Committee assists our Board in the oversight and integrity of our financial statements, ensures our structure meets legal and regulatory requirements, and oversees our internal auditing functions, controls, and procedures. The Board has determined that based on their extensive financial background and expertise, F. Jack Liebau, Jr., Lori Lutey, Jane Scaccetti and Robert A. Stefanko met the criteria of a “financial expert” under SEC rules. None of our Audit Committee members serve on more than two other public company audit committees.
Audit Committee Functions:
•	Engage the independent registered public accounting firm and responsible for the appointment, compensation and oversight of external auditor
•	Approve all audit and accounting engagements of the independent registered accounting (audit and non-audit)
•	Review the results of the audit and interim reviews
•	Evaluate the independence of the independent registered public accounting firm
•	Review the financial results of the Company with the independent registered public accounting firm prior to their public release and filling of reports with the SEC
•	Direct and supervise special investigations
•	Oversee accounting, internal accounting controls, auditing matters, reporting hotline and corporate compliance programs
See the Audit Committee Report on page 64 for further information regarding the Audit Committee’s activities.
Compensation and Management Development Committee
6 Meetings Held in 2020
The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent board members, annual base salaries and incentive compensation awards for our executive officers. As described further in the Compensation Discussion & Analysis portion of this Proxy Statement, the Compensation Committee amended it charter in 2020 to include oversight of executive management development and succession planning as part of its responsibilities.
Compensation Committee Functions:
•	Review and approve compensation of executive officers of the Company
•	Review and approve the CEO’s compensation-related corporate goals
•	Evaluate the CEO’s performance
•	Establish and administer the Company’s policies, programs and procedures for compensating its executive officers and directors
•	Review and approve equity award grants
•	Review, assess and monitor the Company’s Stock Ownership Guidelines
•	Oversee regulatory compliance with respect to compensation matters
•	Oversee shareholder communications regarding executive compensation matters
•	Retain outside consultants regarding executive compensation and other matters
•	Oversee the leadership development programs and executive long-term and emergency succession planning
22 | Myers Industries, Inc.

Corporate Governance and Nominating Committee
3 Meetings Held in 2020
The Governance Committee assists the Board in developing and implementing corporate governance guidelines, identifying potential director candidates, determining the size and composition of our Board and its committees, and evaluating the overall effectiveness of our Board.
Committee Functions:
•	Evaluate new director candidates and incumbent directors
•	Recommend nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board
•	Recommend and monitor participation in continuing education programs by the directors
•	Oversee succession planning of executive officers and directors
•	Identify and evaluate CEO candidates
Committee Charters and Policies
The Board has adopted written charters for each of the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.
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Director Compensation
The Company has structured its non-employee director compensation to attract and retain highly qualified directors and to compensate directors for their service, while also aligning the interests of the directors to the long-term interests of the Company’s shareholders.
In addition to the compensation provided to our non-employee directors, which is described below, our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.
2020 Non-Employee Director Compensation
The Company’s non-employee director compensation program maintained in 2020 reflected the recommendations of the Compensation Committee’s compensation consultant based on the consultant’s assessment of market competitiveness. The analysis included pay levels and prevalent practices for retainers, fees, equity-based compensation, and stock ownership guidelines, and affirmed that the Company’s non-employee director compensation program is structured in a manner consistent with good governance, continues to be aligned with best practices, and meets the needs of the Board.
For 2020, there was no change in the level of non-employee director compensation. Each non-employee director continued to receive the same annual cash retainer of $55,000 and an equity-based award under our 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”) with a target value of $75,000 at the grant date. Directors who are employees of the Company do not receive either annual retainer or any other compensation related to their director services. The cash retainers are paid quarterly in arrears and the equity based award is granted for directors’ upcoming year of service subject to vesting at the following year’s Annual Meeting of Shareholders. Directors may elect to receive an equivalent number of stock units rather than shares of common stock upon vesting, with payment to be made with respect to such stock units when such director ceases to be a member of the Board. For non-employee directors who join the Board between annual meeting dates, the annual cash retainer is prorated for the portion of the term that such director serves. Although the Board has approved ad-hoc committee fees, no additional fees were paid to the members of the search committee designated as a special committee in 2020.
The cash portions of the retainers established for 2020 for our non-employee directors’ annual, committee member, and committee chair service is set forth below.
Compensation Type	2020 Director Compensation
Annual Cash Retainer	$55,000
Annual Equity Based Award	$75,000
Supplemental Annual Cash Retainer
Committee Members	$10,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$20,000
Chair of Governance & Nominating Committee	$16,000
Board Chair(1)	$90,000
Ad-Hoc Committee Members	$10,000
Ad-Hoc Committee Chairman	$15,000
(1)	Board Chair is not eligible to receive additional Committee membership fees.
24 | Myers Industries, Inc.

The following table shows the compensation paid to our non-employee directors for their service during 2020.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR CALENDAR YEAR 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sarah R. Coffin	$85,000	74,997	—	—	—	$159,997
Ronald M. De Feo	$75,000	74,997	—	—	—	$149,997
William A. Foley	$75,000	74,997	—	—	—	$149,997
F. Jack Liebau, Jr.	$145,000	74,997	—	—	—	$219,997
Bruce M. Lisman	$81,000	74,997	—	—	—	$155,997
Lori Lutey	$75,000	74,997	—	—	—	$149,997
Jane Scaccetti	$81,667	74,997	—	—	—	$156,664
Robert A. Stefanko	$78,333	74,997	—	—	—	$153,330
(1)
Except as otherwise noted, Stock Award amounts do not reflect compensation actually received by the directors. For non-employee directors who served on the Board in 2020, the amounts shown reflect the grant date fair market value of 5,850 restricted stock units awarded to the non-employee directors on April 29, 2020 with respect to their service commencing on that date until the 2021 Annual Meeting of Shareholders, at which time their awards will vest unless the director elects to receive stock units and defer receipt of common stock until he or she ceases to be a member of the Board for any reason whatsoever, at which time the Company shall make a payment to the director of one share for every stock unit then held as payment with respect to each such stock unit. The supplemental fees for service as Chair of the Audit Committee were pro-rated between Ms. Scaccetti and Mr. Stefanko based on their period of service during 2020.

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PROPOSAL NO. 2 – AMENDMENT TO ADOPT MAJORITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS
Overview
In Proposal 2, we are asking shareholders to approve an amendment to Article 7 of our Articles to eliminate plurality voting standards in uncontested elections of directors. Under the current “plurality voting” standard, the nominees who receive the greatest number of affirmative votes are elected to the Board. However, as described under Corporate Governance and Compensation Practices – Director Resignation Policy, the Company has adopted a director resignation policy under which, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” from the election of such director) must submit an offer of resignation to the Board. The proposed amendment, described in more detail below, will replace the plurality voting standards in our Articles with majority voting for uncontested elections of directors. If this proposal is approved, the Board will subsequently amend Article 2, Section 3 of our Amended and Restated Code of Regulations (the “Regulations”) to incorporate the majority voting standard for the election of directors in uncontested elections, and will rescind the Director Resignation Policy.
If approved, this proposal will add Article 7, Section B to our Articles to establish majority voting for uncontested elections of directors beginning with the 2022 Annual Meeting. As a result, all director nominees in uncontested elections would be required to receive a number of “FOR” votes representing at least a majority of votes cast in person or by proxy, by the holders of shares entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect in determining whether the required affirmative majority vote has been obtained. A nominee in an uncontested election who does not receive a majority vote shall not be elected. An incumbent director not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (x) 90 days after the date on which an inspector determines the voting results as to that director; (y) the date on which the Board appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board pursuant to Article II, Section 4, or (z) the date of the director’s resignation.
If the proposal is not approved by our shareholders, such amendment will not be implemented, our plurality voting standard for uncontested elections will continue in place, Article 7 of our Articles will continue in its current form, and the Company’s Director Resignation Policy will remain in place.
In contested elections, the directors shall continue to be elected by the vote of a plurality of the votes cast. A contested election is one in which (i) a shareholder has complied with the requirements of Article I, Section 12 regarding one or more nominees, or an Eligible Shareholder has complied with the requirements of Article I, Section 13 regarding one or more nominees, and (ii) prior to the date that notice of the meeting is given, the Board has not made a determination that none of the candidacies of the shareholder or Eligible Shareholder’s nominees creates a bona fide election contest.
Our Board has observed current corporate governance trends and analyzed the benefits to our company and its shareholders of adopting majority voting standards for the uncontested election of directors. Our Board recognizes that many public companies have amended their governing documents to provide for a majority voting standard rather than our current plurality standard. Our Board believes that requiring directors to be elected by a majority of votes cast works to ensure that only director nominees broadly accepted among our voting shareholders will be elected and also bolsters the accountability of each elected director to our shareholders. Accordingly, after careful consideration, our Board has determined that it would be in the best interests of our shareholders to amend our Articles and Regulations to adopt a majority voting standard for uncontested elections of directors.
Text of Proposed Amendment
The following is the text of Article 7, Section B, proposed to be added to the Articles:
“A nominee for a director shall be elected to the Board by the vote of the majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be counted as votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the
26 | Myers Industries, Inc.

meeting for which a shareholder gives no authority or direction. A nominee who does not receive a majority of votes cast shall not be elected. Notwithstanding the foregoing, if the Board determines that the number of nominees exceeds the number of directors to be elected, then in that election the nominees receiving the greatest number of votes shall be elected.”
Required Vote
Under our Articles, approval of Proposal 2 requires the affirmative vote of two thirds of the shareholders represented in person or by proxy at the Annual Meeting. Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.
The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to adopt majority voting for the election of directors in uncontested elections.
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PROPOSAL NO. 3 – AMENDMENT TO ADOPT MAJORITY VOTING STANDARD FOR ALL MATTERS REQUIRING SHAREHOLDER APPROVAL
Overview
In Proposal 3, we are asking shareholders to approve an amendment to Article 7 of our Articles to eliminate certain voting standards that require a two-thirds majority vote of our shareholders for approval on certain matters (commonly referred to as a “supermajority voting standard”). The proposed amendment will replace the current voting standard in our Articles and would require the affirmative vote of a majority of the voting power of the Company for all matters requiring shareholder approval.
If approved, this proposal will amend Article 7 of our Articles to establish a majority voting standard for the shareholder vote, consent, waiver or release on all matters requiring shareholder approval, notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the shareholders entitling them to exercise two-thirds or any other portion (but less than all) of the voting power of the corporation or of any class or classes of shares thereof. Currently, Article 7 of our Articles requires a two-thirds majority vote on all matters subject to the supermajority voting standard under the Ohio Revised Code other than any proposal to effect a merger, consolidation, combination, or majority share acquisition, as such terms are defined under the Ohio Revised Code, which may be approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company. The adoption of a majority voting standard would be consistent with the Ohio Revised Code.
If the proposal is not approved by our shareholders, such amendment will not be implemented, our supermajority voting standard will continue in place for matters other than a merger, consolidation, combination, or majority share acquisition, and Article 7 of our Articles will continue in its current form.
Our Board has considered the trends among other publicly traded companies, best practices in corporate governance, and the benefits to our company and its shareholders of adopting a majority voting standard for all matters requiring shareholder approval. Accordingly, after careful consideration, our Board has decided to recommend this proposal for approval by our shareholders.
Text of Proposed Amendment
The following is the text of Article 7, Section A, proposed to be amended in the Articles:
“Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the corporation or of any class or classes of shares thereof, for such purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes shall be required.”
Required Vote
Under our Articles, approval of Proposal 3 requires the affirmative vote of two thirds of the shareholders represented in person or by proxy at the Annual Meeting. Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.
The Board unanimously recommends a vote “FOR” Proposal 3 to provide for majority voting on all matters subject to shareholder approval.
28 | Myers Industries, Inc.

PROPOSAL NO. 4 – ADOPT THE MYERS INDUSTRIES, INC. 2021 LONG-TERM INCENTIVE PLAN
On March 4, 2021, our Board unanimously adopted, subject to approval by our shareholders, the Myers Industries, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”). In this Proposal 4, we are asking our shareholders to approve the Plan, as proposed, including approval of a reserve of 2,800,000 additional shares of common stock available for the grant of awards under the Plan.
The Company currently maintains two stock incentive plans – the 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”) and the Myers Industries, Inc. Employee Stock Purchase Plan (the “Employee Stock Plan”).
As of February 26, 2021, shares which may be delivered under the 2017 Plan and the Employee Stock Plan are shown below:
Use of Shares Which May Be Delivered Under All Current Equity Compensation Plans	Number of Shares as of February 26, 2021
2017 Plan	677,957
Employee Stock Plan	244,234
Purpose
The purpose of the 2021 Plan is to encourage officers, directors and other key employees of, and consultants to, the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. Grants made under the 2021 Plan are part of the total compensation package for such persons and the opportunity so provided is intended to (1) foster in participants a strong incentive to put forth maximum effort for the long-term success and growth of the Company and its Subsidiaries, (2) encourage long-term strategic decision making on the part of Participants, (3) aid in retaining individuals who put forth such efforts and strategic decision making, and (4) assist in attracting the best available individuals to the Company and its Subsidiaries in the future, in each case, for the benefit of the Company’s shareholders. The 2021 Plan serves these purposes by making equity-based awards available for grant to non-associate directors in the form of:
•	nonqualified stock options to purchase shares of common stock (“NQSOs”);
•	stock appreciation rights (“SARs”);
•	restricted shares of common stock (“Restricted Stock”);
•	restricted stock units (“RSUs”); and
•	deferred stock awards,
together with related rights and interests therein.
Corporate Governance Practices
The 2021 Plan includes a number of provisions that we believe reflect best practices and protect the interests of our shareholders. These provisions include:
No Discounted NQSOs or SARs
NQSOs and SARs may not be granted with an exercise price less than the fair market value of our common stock on the date of grant. On March 5, 2021, the closing price per share of our common stock on the NYSE was $22.22.
No Repricing Without Shareholder Approval
At any time when the exercise price of a NQSO or an SAR is above the market price of our common stock, we cannot, without shareholder approval, “reprice” such NQSO or SAR by reducing the exercise price or exchanging such NQSO or SAR for cash or other awards (including a new NQSO or SAR) at a reduced exercise price.
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Minimum Vesting Requirements
All Restricted Stock and RSUs must meet minimum vesting requirements. Restricted Stock or RSUs that are performance based shall be subject to a performance period of not less than one year and Restricted Stock or RSUs that are not performance-based shall vest over a period of not less than three years from the grant date, provided that vesting may occur in pro rata installments over the three-year period with the first installment vesting no sooner than the first anniversary of the grant date. Non-employee director awards may vest no sooner than the date of the next regularly scheduled annual meeting of shareholders held after the grant date. In each case, however, vesting may occur earlier in the event of a participant’s death, total disability or retirement, or termination of a participant’s service in connection with a change of control of the Company.
No Annual “Evergreen” Provision
The 2021 Plan provides a specific maximum share limitation and does not provide for an annual, automatic increase in the number of shares of common stock available for future awards.
Annual Limit on Awards to Participants
Subject to the approval of this proposal, participants under the 2021 Plan are subject to an annual limitation on the value of awards that may be granted to them.
Summary of the 2021 Plan, as Proposed
The material features of the 2021 Plan, as it is proposed, are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, as it is proposed, which is attached to this Proxy Statement as Appendix A.
Administration
The Compensation Committee will administer the 2021 Plan. The full Board may also participate in the administration of the 2021 Plan except to the extent limited under Section 303A.05 of the NYSE Listed Company Manual. References in this Proposal 4 to the Compensation Committee also include the Board, where appropriate.
In its capacity as plan administrator, the Compensation Committee will determine which participants will be granted awards, the type of each award granted and the terms and conditions of each award. The Compensation Committee will also have full power and authority to: (1) establish, amend and rescind rules and regulations relating to the 2021 Plan; (2) interpret the 2021 Plan and all related award agreements; and (3) make any other determinations that the Compensation Committee deems necessary or desirable for the administration of the 2021 Plan. Any action taken by the Compensation Committee will be final, binding and conclusive on all persons interested in the 2021 Plan.
With respect to each award granted under the 2021 Plan, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (1) the type of award and when and how it may be exercised or earned; (2) any exercise price associated with the award; (3) how the award will or may be settled; (4) consideration for an award, if any required by the Committee, except as limited by the Plan; and (5) any other applicable terms and conditions affecting the award.
Available Shares of Common Stock
Subject to the adjustments discussed below, the aggregate number of shares of common stock available for the grant of awards under the 2021 Plan will be 2,800,000. Any Shares that are not subject to an award under the 2017 Plan as of the effective date of the 2021 Plan will no longer be eligible to be issued. Shares of common stock issued under the 2021 Plan may consist of: (1) treasury shares; (2) authorized but unissued shares of common stock not reserved for any other purpose; or (3) shares of common stock purchased by us in the open market for such purpose.
The Compensation Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments as described below. Except as described below, to the extent that an award granted under the 2021 Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to a participant, settled only in cash, or settled by the issuance of fewer shares than the number underlying the award, the shares retained by or tendered to the Company will be available under the 2021 Plan. Shares that are withheld from an award of Restricted Stock or RSUs granted under the 2021 Plan to cover withholding tax obligations related to that award or shares that are separately tendered by a participant (either by delivery or attestation) in payment of such taxes will be deemed to constitute shares not delivered to the participant and will be available for future grants under the 2021 Plan. Shares that are
30 | Myers Industries, Inc.

withheld, or that are tendered by a participant (either by delivery or attestation) in connection with, an award of NQSOs or SARs granted under the 2021 Plan to cover withholding tax obligations related to that award or the exercise price of that award, will be deemed to constitute shares delivered to the participant and will not be available for future grants under the 2021 Plan. For purposes of clarity, upon the exercise of an NQSO or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the 2021 Plan and the shares subject to the exercised NQSO or SAR that are not issued or delivered upon such exercise will not be available for future grants under the 2021 Plan. Additionally, in the case of any award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute award will not be counted against the number of shares reserved under the 2021 Plan.
During any calendar year during any part of which the 2021 Plan is in effect, awards to non-associate directors, the non-associate director occupying the role of Non-Executive Chairman of the Board (if any) and the non-associate director occupying the role of Executive Chairman of the Board (if any) will be subject to the following limits:
•	For non-associate directors: awards with an aggregate fair market value on the date of grant of no more than $300,000;
•
For the non-associate director occupying the role of Non-Executive Chairman of the Board (if any): additional awards with an aggregate fair market value on the date of grant of no more than $500,000; and

•	For the non-associate director occupying the role of Executive Chairman of the Board (if any): additional awards with an aggregate fair market value on the date of grant of no more than $2,500,000.
In each case, the limits will not include any deferred stock awards granted in lieu of other forms of compensation.
The minimum vesting and minimum exercisability conditions described below with respect to each type of award need not apply with respect to up to an aggregate of 5% of the shares authorized under the 2021 Plan, which may be granted (or re-granted upon forfeiture) in any form permitted under the 2021 Plan without regard to such minimum vesting or minimum exercisability requirements.
In the event of any common stock dividend, common stock split, recapitalization, merger, reorganization, consolidation, combination, spin-off, special and non-recurring distribution of assets to shareholders, exchange of shares of common stock or any other corporate transaction or event affecting the common stock, the Compensation Committee will make such substitutions and adjustments as the Compensation Committee deems equitable and appropriate to: (1) the number of shares of common stock that may be issued under the 2021 Plan; (2) any common stock-based limits imposed under the 2021 Plan; and (3) the exercise price, number of shares of common stock and other terms or limitations applicable to outstanding awards.
In addition, the Compensation Committee will be authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or non-recurring events or in response to changes in applicable laws, regulations or accounting principles.
Eligibility
The Compensation Committee may select any of our employees, non-employee directors, or key consultants and those of our subsidiaries or affiliates to receive awards under the 2021 Plan. As of the record date, there were 2,074 eligible participants including 2,063 employees, 10 non-employee directors, and one consultant. In calendar year 2020, 42 employees, eight non-employee directors, and one consultant participated in our 2017 Plan.
Types of Awards
NQSOs. The Compensation Committee may grant NQSOs at any time during the term of the 2021 Plan in such number, and upon such terms and conditions, as the Compensation Committee determines. The exercise price of any NQSO will be at least equal to the fair market value of the common stock (i.e., the closing price per share of the common stock on the NYSE) on the date the NQSO is granted, and may be paid: (1) in cash; (2) by tendering previously-acquired shares of common stock; (3) by a cashless exercise; (4) by tendering other awards previously granted under the 2021 Plan or under other plans of the Company or any subsidiary or affiliate of the Company; and/or (5) through any other method approved by the Compensation Committee. The Compensation Committee will also determine the term of the NQSO (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period ending on the earlier of the
2021 Proxy Statement | 31

first anniversary of the grant date or the date of the next regularly scheduled annual meeting of the shareholders held after the grant date), and any other terms and conditions of the NQSO, all of which will be reflected in the related award agreement. All options granted under the 2021 Plan will be NQSOs. No incentive stock options may be granted under the 2021 Plan.
SARs. The Compensation Committee may grant SARs at any time during the term of the 2021 Plan in such number, and upon such terms and conditions, as the Compensation Committee determines. SARs may be granted by the Compensation Committee to a participant either as a freestanding award under the 2021 Plan or in tandem with or as a component of another award under the 2021 Plan. The exercise price of any SAR will be at least equal to the fair market value of the common stock on the date the SAR is granted. The Compensation Committee will also determine the term of the SAR (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period ending no earlier than of the first anniversary of the grant date), and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of an SAR, a participant will be entitled to receive an amount equal to the difference between: (1) the fair market value of a share of common stock on the exercise date; and (2) the exercise price per share of common stock, multiplied by the number of shares of common stock with respect to which the SAR is exercised. Each SAR will be settled in cash, shares of common stock or a combination of cash and shares of common stock, as provided in the applicable award agreement.
Restricted Stock and RSUs. The Compensation Committee may grant shares of Restricted Stock or RSUs at any time during the term of the 2021 Plan in such number, and upon such terms and conditions, as the Compensation Committee determines. Restricted Stock consists of shares of common stock and RSUs consist of units, each of which represents a share of common stock. Both Restricted Stock and RSU awards are issued to a participant subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (1) a requirement that the participant pay a purchase price for each share of Restricted Stock or RSU; (2) restrictions based on the achievement of specific performance goals; (3) time-based restrictions; or (4) holding requirements or sale restrictions upon vesting and settlement. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock and/or RSU award (subject to a minimum vesting period), all of which will be reflected in the related award agreement. Restricted Stock or RSUs that are performance based shall be subject to a performance period of not less than one year and Restricted Stock or RSUs that are not performance-based shall vest over a period of not less than three years from the grant date, provided that vesting may occur in pro rata installments over the three-year period with the first installment vesting no sooner than the first anniversary of the grant date. Non-employee director awards may vest no sooner than the date of the next regularly scheduled annual meeting of shareholders held after the grant date.
During the period that shares of Restricted Stock remain subject to forfeiture: (1) we may retain the certificates representing such shares; (2) a participant may not sell or otherwise transfer such shares; and (3) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares). During the period that RSUs remain subject to forfeiture, a participant will have no rights as a shareholder (e.g., the right to vote or receive dividends), unless the Compensation Committee grants dividend equivalent rights as part of the RSU award.
At the end of the restriction period: (1) the participant will forfeit the shares of Restricted Stock and/or the RSUs if all terms, conditions and restrictions specified in the related award agreement have not been met; or (2) we will distribute the shares of Restricted Stock to the participant and/or settle the RSUs if all terms, conditions and restrictions specified in the related award agreement have been met.
Deferred Director Awards. Pursuant to the terms of the 2021 Plan directors may voluntarily elect to defer vesting of all or a part of their common stock-based awards to a bookkeeping account maintained on their behalf. To the extent that a director or executive officer elects to make deferrals, the dollar value of such deferrals is credited to the director’s bookkeeping account in the form of deferred stock units. At the time that a director ceases service, the director will receive shares of common stock issued under the 2021 Plan or cash equal to the number of deferred stock units credited to his or her bookkeeping account in respect of deferrals allocated to such bookkeeping, as well as associated accrued dividends.
Termination of Service
The Compensation Committee will determine the extent to which each award granted under the Plan will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of service to the Company. Such provisions, which will be reflected in the related award agreement, need not be uniform among
32 | Myers Industries, Inc.

all awards and may reflect distinctions based on the reasons for termination. The minimum vesting and minimum exercisability conditions described above with respect to each type of award need not apply in the case of the death, disability or retirement of a participant or termination of a participant’s service in connection with a change of control of the Company.
Change of Control
Except as otherwise provided by the Board or by the Compensation Committee in the related award agreement or at any time prior to a Change of Control (as such term is defined in the Plan), in the event of a Change of Control, with respect to a NQSO, an SAR, shares of Restricted Stock or RSUs, the exercisability, vesting and/or settlement of which is based solely upon continued service as a director or passage of time, which (1) is assumed by the acquiring or surviving company upon the Change of Control and there is an involuntary termination of service as a director without cause of a participant within three months prior to or 18 months following the Change of Control or (2) is not assumed by the acquiring or surviving company upon the Change of Control:
•
In the case of a NQSO or an SAR, the participant will have the ability to exercise such NQSO or SAR, including any portion of the NQSO or SAR not previously exercisable, until the earlier of (1) the expiration of the NQSO or SAR under its original term, and (2) the date that is two years (or such longer post-termination exercisability term as may be specified in the NQSO or SAR) following any involuntary termination without cause of the participant; and

•	In the case of Restricted Stock or RSUs, the award will become fully vested and will be settled in full.
Transferability
Except as otherwise provided in a related award agreement: (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award. Any award and other right may be transferred to one or more transferees during the life of a participant, and may be exercised by such transferee(s) in accordance with the terms of the award, but only if and to the extent such transfer is permitted by the Compensation Committee, subject to any terms and conditions as the Compensation Committee may impose on such transfer in the applicable award agreement.
No Rights as a Shareholder
Except as otherwise provided in the Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to shares of common stock covered by an award unless and until the participant becomes the record holder of such shares of common stock.
No Repricing
The Plan expressly prohibits the Board or the Compensation Committee, without shareholder approval, from amending or replacing previously granted NQSOs or SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of NQSOs or SARs in exchange for other NQSOs or SARs with a lower exercise price, cancellation of NQSOs or SARs for cash, or cancellation of NQSOs or SARs for another grant if the exercise price of the cancelled NQSOs or SARs is greater than the fair market value of the shares of common stock subject to the cancelled NQSOs or SARs at the time of cancellation, other than in conjunction with a change of control or other adjustment expressly permitted under the Plan, or any other “repricing” as that term is used in Section 303A.08 of the NYSE Listed Company Manual.
Effective Date and Term
The Plan will become effective upon its approval by our shareholders. Unless earlier terminated by the Board, the authority of the Compensation Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan.
Amendment or Termination
The Board may amend, suspend or terminate the Plan at any time, except that no amendment or termination may be made without shareholder approval if: (1) such approval is required by any federal or state law or regulation or the NYSE Rules or the rules of any other stock exchange or automated quotation system on which the common stock of the Company may then be listed or quoted; (2) the amendment would materially increase the number of shares reserved for issuance and delivery
2021 Proxy Statement | 33

under the Plan; (3) the amendment would alter the provisions of the Plan restricting the Company’s ability to grant NQSOs or SARs with an exercise price that is less than the fair market value of the common stock; or (4) in connection with any action to amend or replace previously granted NQSOs or SARs in a transaction that constitutes a “re-pricing” as such term is used in Section 303A.08 of the NYSE Listed Company Manual (or a successor provision).
New Benefits Under the Plan
Although the participants to be granted awards and the amount and nature of awards to be granted to a particular participant under the Plan are within the discretion of the Compensation Committee, if the proposed 2021 Plan is approved by the Company’s shareholders at the 2021 Annual Meeting, the annual award of restricted stock to be made to each of the non-employee directors as described in the section of this Proxy Statement captioned “PROPOSAL NO. 1 – ELECTION OF DIRECTORS – Director Compensation” may be made from the 2021 Plan beginning with the awards made immediately following the 2021 Annual Meeting.
U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant will be advised to consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the Plan.
Nonqualified Stock Options
A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of common stock that the participant purchased on the date of exercise over the exercise price. If a participant uses shares of common stock or a combination of shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of shares that the participant purchases over the number of shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.
If the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO.
Stock Appreciation Rights
A participant will not recognize taxable income when an SAR is granted, and we will not receive a deduction at that time. When an SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares of common stock the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction. If the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising an SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the shares of common stock that the participant acquired by exercising an SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR.
34 | Myers Industries, Inc.

Restricted Stock
Unless a participant makes an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying shares of common stock are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the shares of common stock that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.
If the amount a participant receives upon disposition of these shares of common stock is greater than the fair market value of the shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the Restricted Stock vested.
If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of common stock subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time. However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the shares of common stock subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.
Restricted Stock Units
A participant will not recognize taxable income when a RSU is granted, and we will not receive a deduction at that time. When a RSU vests and is settled, the participant will recognize ordinary income equal to the cash and/or the fair market value of the shares of common stock the participant receives at the time of settlement, and we will be entitled to a corresponding deduction.
If the amount a participant receives upon disposition of the shares of common stock received upon settlement of the RSU is greater than the fair market value of the shares when the RSU vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the RSU vested. Conversely, if the amount the participant receives upon disposition of these shares of common stock is less than the fair market value of the shares when the RSU vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the RSU vested.
Deferred Director Awards
A non-employee director will not recognize taxable income when a director award is deferred and stock units are credited to his or her bookkeeping account. When a director receives a distribution of shares of common stock or cash for such deferred stock units, the director will recognize ordinary income equal to the fair market value of the shares of common stock or cash the participant receives at the time of such distribution.
Section 409A
Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the Plan to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.
The Board of Directors unanimously recommends that you vote “FOR” Proposal 4 to approve the 2021
Plan, as proposed.
2021 Proxy Statement | 35

Required Vote
The Plan requires the affirmative vote of a majority in voting interest of the shareholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.
36 | Myers Industries, Inc.

PROPOSAL NO. 5 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Myers Industries, pursuant to Section 14A of the Securities Exchange Act of 1934, provides shareholders with the opportunity to cast an annual advisory vote on executive compensation (“Say-on-Pay”). The Compensation Committee has designed our executive compensation program (as described further in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement) principally as follows:
Executive Compensation Objectives			Executive Compensation Elements
•	Provide competitive compensation packages to attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success		•	Base salary
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards
			•	Benefits

•
Align our executives with shareholders to help ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”) and motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value by providing:
			•	Long-term incentives, such as equity based performance awards and other service based awards
			•	Annual cash bonus opportunities
	○	Short-term performance incentives with objective performance goals through an annual bonus plan focused on operating performance
	○	Long-term performance incentives that provide rewards for achieving long-term strategic initiatives through the use of performance based stock units, and other service based awards under our 2017 Plan

•	Reward executives whose knowledge, skills and performance are crucial to our success		•	Base salary
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards
Result of 2020 Advisory Vote on Executive Compensation
At the 2020 Annual Meeting of shareholders, over 98% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of our named executive officers. The Compensation Committee evaluated those results as evidencing shareholder general support of the current structure of our executive compensation program.
2021 Advisory Vote on Executive Compensation
We are presenting the following proposal, which gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting “FOR” or “AGAINST” the following resolution.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
Although the advisory vote is non-binding, the Board values shareholders’ opinions, and the Compensation Committee will review the results of the vote and consider shareholders’ concerns and take those matters into account when considering future decisions concerning our executive compensation program.
Our advisory Say-on-Pay vote occurs annually with the next advisory vote at the Annual Meeting in 2022.
The Board of Directors recommends that you vote “FOR” Proposal 5 relating to the approval of the Company’s executive compensation.
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EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation for 2020 is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.
Michael McGaugh(1)	President and Chief Executive Officer
Andrean Horton(2)	Executive Vice President, Chief Legal Officer and Secretary
Kevin Brackman(3)	Former Executive Vice President and Chief Financial Officer
Daniel Hoehn(4)	Interim Chief Financial Officer, Vice President and Corporate Controller
Thomas Harmon(5)	Senior Vice President, Human Resources
(1)	Mr. McGaugh was appointed President and Chief Executive Officer effective April 6, 2020.
(2)	Ms. Horton served as Interim President and Chief Executive Officer until April 6, 2020 in addition to her roles as Chief Legal Officer and Secretary.
(3)	Mr. Brackman served as Executive Vice President and Chief Financial Officer until September 18, 2020.
(4)	Mr. Hoehn was appointed Interim Chief Financial Officer effective September 18, 2020 in addition to his role as Corporate Controller.
(5)	Mr. Harmon resigned as an officer of the Company effective July 10, 2020 and rejoined the Company as Senior Vice President, Human Resources on October 19, 2020.
Overview
The Compensation Committee is responsible for overseeing our executive compensation plans and policies, administering our equity plans, and approving all compensation for our NEOs.
Compensation Philosophy
The Compensation Committee believes that the Company’s NEOs should be paid in a manner that attracts the best-available talent, drives performance, encourages an appropriate sensitivity to risk, and encourages and rewards increases in shareholder value. This philosophy is achieved through the Company’s base salary, annual bonus opportunity, long-term incentive plan and other benefits, which are described in greater detail later in this Proxy Statement. Myers Industries’ NEOs are compensated in a manner consistent with the Company’s strategy, competitive practice, sound compensation governance principles, and shareholder interests.
The Compensation Committee’s goals are to:
•	Attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success
•	Ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”)
•	Motivate our executive officers to pursue, and reward them for achieving, short-term and long-term Company goals that are intended to deliver shareholder value
Our Strategy and Pay for Performance Approach to Executive Compensation
The Company’s compensation program is designed to compensate the Company’s NEOs in a manner consistent with the Company’s near and long-term strategic vision. The Company’s compensation program seeks to achieve this through the mixture of base pay, short and long-term incentives, and the provision of other benefits. Base pay and other benefits provide appropriate compensation to attract and retain talent. Short-term incentives are tied to the achievement of Company growth with targets intended to advance the long-term strategic vision of the Company. Long-term incentives, which in 2020 comprised from 22% to 50% of each NEOs’ target compensation and which are primarily comprised of equity awards, provide executives with an ownership stake in the Company (emphasizing the “act like owners” principle of the Company) and help drive long-term shareholder value creation. Further, long-term incentive awards are based on performance metrics (EBITDA and free cash flow as a percentage of sales) that support the achievement of the Company’s operating principles.
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Business Highlights and Achievements in 2020
Fiscal 2020 marked the beginning of a transformation for Myers Industries:
•
In the midst of the global pandemic, we took prompt actions to promote safety in our facilities, protect team members, and continue to produce the essential products Myers’ customers require. These actions delivered the following results:

•	An increase in adjusted gross margin of 500 basis points, despite significant headwinds from COVID-19, which led to a decline in total sales of approximately 1%
•	An increase in adjusted operating income of 9.5%
•	Operating cash flow of 9% of sales, same as prior year
•
The Company announced and is actively executing its strategy to transform into a high-growth, customer-centric innovator of engineered plastics solutions. Myers’ long-term plan is comprised of three, three-year horizons, each outlining specific actions to drive profitable revenue growth while advancing a One Myers culture and mindset. The Company is targeting $1 billion in revenue by the end of 2023 and 3x that by the end of 2029, with an adjusted EBITDA margin goal of 15% of sales.

•
The Company joined the Alliance to End Plastic Waste, a global nonprofit organization comprised of eighty companies across the plastics value chain who are committed to investing in solutions that help eliminate plastic waste in the environment.

•
Consistent with its new strategy, the Company acquired Elkhart Plastics in November of last year. As a bolt-on acquisition within the Company’s existing technology space, Elkhart strengthens our portfolio and helps us take a meaningful step toward executing our long-term vision.

The Company uses certain non-GAAP measures in this proxy statement. Adjusted gross margin, adjusted operating income, and adjusted EBITDA are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this proxy statement.
Checklist of Compensation Practices
Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth in the following table:
WHAT WE DO	WHAT WE DON’T DO
Link Pay to Performance	Enter into Employment Contracts
Use Double Trigger Change in Control Provisions	Offer Tax Gross-Ups for Change in Control Payments
Impose Stock Ownership Guidelines	Reprice Underwater Options
Retain an Independent Compensation Advisor	Allow Cash Buyouts of Underwater Options
Use Tally Sheets to Evaluate and Monitor NEO Compensation	Permit Short Sales by Directors, Officers, or Employees
Maintain a Clawback Policy	Offer Executive Perquisites
Provide Limited Post-Employment/Change in Control Benefits	Allow Hedging or Pledging of Company Stock
Elements of 2020 Compensation
Our executive compensation program consists of elements designed to provide an integrated and competitive total pay package: base salary, annual bonus, long-term incentives and benefits. A majority of the compensation package for NEOs is performance-based and the metrics are focused on paying for growth.
2021 Proxy Statement | 39

Description of Compensation Elements
Our 2020 executive compensation program was designed to reinforce the relationship between the interests of our NEOs and our shareholders and is comprised of three primary components: base pay (salary), annual cash bonus and long-term incentives. The objectives and key characteristics of each element of our 2019 executive compensation program are summarized in the following table:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year
•Variable cash compensation with 80% tied to the achievement of annual corporate operational goals established by the Compensation Committee each fiscal year to align with corporate strategic goals (for 2020, adjusted operating income growth)
•Include 20% qualitative element with individual performance goals to maintain personal accountability of each NEO
•Aligns interests of executives with shareholders, with amount earned dependent on Company and individual performance objectives designed to enhance shareholder value

	Long-Term Incentives (performance stock units restricted stock units)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives (the Company’s three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales) designed to enhance shareholder value
•Helps build executive stock ownership consistent with our stock ownership objectives
•Encourages retention of executive management team through multi-year vesting

40 | Myers Industries, Inc.

NEO Target Compensation Mix
We believe in linking pay for performance. The following graphs illustrate the percentages of total target direct compensation of our CEO and CFO attributable to base salary, target bonus, and target long-term incentives. The percentages for the CEO are based on annualized targets for Mr. McGaugh in 2020, although his service did not commence until April 6, 2020. The percentages for the CFO are based on annualized targets established for Mr. Brackman at the commencement of 2020, although his service ended on September 18, 2020.

How Compensation is Determined
The Company believes its practices are consistent with the practices of a company of its size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.
The Compensation Committee refers to market data to benchmark and help establish pay opportunities for the NEOs that are competitive for a company of our size in our industry, and for the role and experience of the individual executive. The Compensation Committee generally considers a range around the market median when establishing compensation levels for the NEOs.
As part of its annual review and consideration of the benchmarking process used to assess the Company’s pay levels and pay programs for its executives, the Compensation Committee and its independent compensation consultant conduct an executive compensation market analysis that draws from third-party compensation surveys and publicly available data for a group of peer companies (“Compensation Peer Group”). The Compensation Committee annually reviews the Compensation Peer Group, with input from the Committee’s independent compensation consultant, to evaluate whether the composition of the group remains relevant for the ensuing calendar year, with consideration of certain quantitative and qualitative criteria, including: (1) companies within approximately 40% to 250% of the Company’s revenue, (2) companies operating within the Company’s industries and end-markets, and (3) companies with similar focus and/or business complexity. Our Compensation Committee regards the Company’s comparison to these companies as reference points only because finding direct publicly-traded peers within the lower end of our revenue range is difficult and does not seek to establish any specific benchmark in reference to these companies or to require changes in our executive compensation to match changes in these companies’ compensation.
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Based on the annual evaluation of the Compensation Peer Group conducted in late 2019, the Compensation Committee determined to eliminate certain companies for 2020 due to acquisitions or impending acquisitions or due to becoming significantly larger than the Company and added several companies as being size and industry comparatively more appropriate. Accordingly, the following companies comprised the Compensation Peer Group for executive compensation benchmarking purposes in 2020.
$ in millions
Company Name	Industry	Revenue	Market Cap
Chart Industries, Inc.	Industrial Machinery	$1,177	$5,196
Dorman Products, Inc.	Auto Parts & Equipment	$1,092	$3,298
Standard Motor Products, Inc.	Auto Parts & Equipment	$1,087	$919
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,074	$1,929
Stoneridge, Inc.	Auto Parts & Equipment	$834	$835
Neenah, Inc.	Paper Products	$792	$964
Esco Technologies	Aviation & Space Filtration & Fluid Control	$732	$2,836
TriMas Corporation	Industrial Machinery	$732	$1,556
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$691	$289
The Shyft Group, Inc.(1)	Specialty Vehicle Mfg. and Assembly	$684	$1,228
Standex International Corporation	Diversified Global Manufacturing	$604	$1,232
Motorcar Parts of America, Inc.	Auto Parts & Equipment	$535	$406
Lindsay Corporation	Agricultural & Farm Machinery	$474	$1,757
Raven Industries, Inc.	Technology Engineering and Manufacturing	$382	$1,510
The Gorman-Rupp Company	Industrial Machinery	$348	$863
Core Molding Technologies, Inc.	Commodity Chemicals	$217	$97
(1)	Formerly known as Spartan Motors.
Consistent with the objectives of our executive pay philosophy of attracting and retaining a talented and experienced executive management team and other key employees, paying for performance, motivating our executive officers to achieve short-term and long-term Company goals that will enhance shareholder value, and rewarding executives whose knowledge, skills, and performance are crucial to our success, actual compensation may be above or below the median for executives in similar roles at companies of similar size and complexity, depending on an evaluation of several factors including, but not limited to, time-in-position, experience, performance, and future potential. We believe this approach is appropriate as it is intended to attract and retain key executives, but does not position our compensation costs out of line with expected or actual performance.
Compensation Elements in 2020
Base Salary
Base salary provides a fixed element of compensation that competitively rewards our NEOs’ individual skills, competencies, experience and performance. Additionally, the base salaries provide our NEOs with income regardless of the Company’s stock price performance, which acts as a risk-balancing measure in that it helps to avoid incentives to create short-term stock price fluctuations. Furthermore, it helps mitigate elements beyond the control of the Company, like general economic and stock market conditions unrelated to Company performance.
The Company does not have written employment agreements with our NEOs. The Board and Compensation Committee annually review the performance of the CEO and the CEO’s corporate goals and objectives and, in connection with this review, may recommend a merit-based increase to the CEO’s base salary.
For the other NEOs, base salary adjustments are based on recommendations by the CEO to the Compensation Committee. In making such adjustments, the Company’s performance and the individual NEO’s scope of work, performance and competitive benchmarks are considered, based on input from the independent consultant to the Compensation Committee.
The 2020 base salaries of all NEOs are shown in the following table. Mr. McGaugh’s base salary was established upon his appointment as CEO effective April 6, 2020, and reflects a reduction in base salary from the prior CEO of approximately 13%. Mr. Brackman’s base salary was in effect through his departure on September 18, 2020. Ms. Horton began receiving a supplemental monthly payment of $25,000 commencing October 1, 2019 and continuing through April 6, 2020, the period during which she served as the Company’s Interim President and Chief Executive Officer in addition to her roles as Chief
42 | Myers Industries, Inc.

Legal Officer and Secretary, but such amount is not considered as part of her base salary and was not considered for other compensation related purposes such as establishing short-term or long-term incentive compensation opportunities. Mr. Harmon’s base salary of $340,000 was established upon his initial appointment as Vice President and Chief Human Resources Officer on September 30, 2019 and was re-established when he rejoined the Company on October 19, 2020. Mr. Hoehn began receiving a supplemental monthly payment of $5,000 commencing September 18, 2020 in connection with his additional duties as the Company’s Interim Chief Financial Officer in addition to his role as Controller, but such amount is not considered as part of his base salary and was not considered for other compensation related purposes such as establishing short-term or long-term incentive compensation opportunities.
2020 NEO Base Salaries and Adjustments
Name	% Increase	Base Salary
Michael McGaugh	N/A	$625,000
Andrean Horton	4.0%	$390,000
Kevin Brackman	5.0%	$367,500
Thomas Harmon	0.0%	$340,000
Daniel Hoehn	1.5%	$253,750
2020 Short-Term Incentives
The Company’s annual incentive plan is a cash-based incentive plan in which our NEOs, along with certain other senior level employees, participate. The annual incentive plan was intended to reward management primarily for achieving targeted levels of operating income growth based on the Company’s 2020 budget.
Annual Bonus Metrics
For 2020 annual bonuses, performance was determined using the following objective financial metric:
Measure	Alignment with Business Strategy
Operating Income Percentage Growth	Operating income growth supports the Company’s objective of cash flow growth and allows the Company to reward business performance
This objective financial metric constituted 80% of each NEO’s annual bonus opportunity other than Mr. Hoehn, for whom the objective metric represented 100% of his bonus opportunity. The Compensation Committee included a qualitative element in our 2020 annual incentive plan based on each NEO’s individual performance (other than Mr. Hoehn) with weighting at 20% of the target annual incentive opportunity and payouts ranging from zero to two times target, equating to 0% to 40% of total annual bonus opportunity for each NEO.
Annual Bonus Performance — 2020 Objectives and Achievements
The Compensation Committee annually approves a target bonus opportunity for each NEO. Objective performance targets were established for achieving certain levels of operating income growth with a weighting of 80% of each NEO’s total annual bonus opportunity. As part of the annual bonus performance goal-setting process, the Board annually reviews and approves management’s business and financial plan for the Company, and the Compensation Committee reviews the various performance goals, with minimum and maximum ranges intended to appropriately reward for results that exceed or fall short of target expectations. Bonuses can range from 0% to 200% of target, depending on actual performance, a practice determined to be consistent with the range of annual bonus opportunities of other companies our size.
Goals are intended to reward for growth and business performance, consistent with the Company’s strategy, and motivate management with additional compensation opportunities without encouraging excessive risk-taking. We reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable performance expectations.
Our 2020 goals were set first by establishing that growth is a critical element of success. For 2020, the Company set a target growth goal of 20%, or $50.5 million in operating income and a maximum growth goal of 45%, or $60.9 million in operating income. To incentivize our team to continue to provide at least a minimum level of growth, we set a threshold of 8.3% to attain any bonus payouts, or $45.5 million in operating income.
2021 Proxy Statement | 43

The following table illustrates the Company’s adjusted operating income growth actual results for 2020 and the impact on our annual incentive plan payout:
	Fiscal Year 2020 Goals and Payout
Performance Metric	Threshold (0%)	Target (100%)	Maximum(1) (200%)	2020 Actual Results	Payout (% of target)
Operating Income Growth (%)	8.3%	20%	45%	10.9%	61.2%
Operating Income ($ in millions)	$45.5	$50.5	$60.9	$46.6
(1)	As Company Controller, Mr. Hoehn’s maximum payout was established at 120%.
For 2020, the Compensation Committee determined to continue to consider the individual performance of each named executive officer based on achievement against individual performance objectives, which it had implemented in 2019, with a weighting of 20% of each NEO’s target annual incentive opportunity. Payouts under this qualitative metric were based on evaluations of each NEO’s job performance during 2020 based on qualitative measures or goals individually established for such executive. The Committee understands the need to align incentive compensation with objective financial performance, but also believes that including a qualitative element allows both the Committee and executive management to guide and assess continuous improvement in personal performance of the Company’s leadership team. For each NEO other than the CEO, the evaluations were completed by the CEO for this qualitative portion of the executive’s bonus for 2020. For the CEO, the Compensation Committee evaluated the CEO’s performance with respect to the CEO’s qualitative goals or measures in reaching its determination with respect to payouts on this element. Consistent with the objective performance metric of our annual incentive plan, payouts on this qualitative measure can range from 0% to 200% of target, therefore 0% to 40% of the NEO’s overall annual bonus opportunity, depending on actual performance Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the 20% qualitative element of the total bonus opportunity: (i) Mr. McGaugh, 61%, (ii) Ms. Horton, 61%; and (iii) Mr. Harmon, 61%. Mr. Hoehn did not have a qualitative element in his 2020 bonus opportunity and Mr. Brackman was not evaluated due to his departure on September 18, 2020.
Based on the Compensation Committee’s determination of the results above, the NEOs earned bonus awards for 2020 as follows:
Name	Base Salary	Target Award (% of Base)	Objective Metric Achievement (% of Target)	Qualitative Metric Achievement (% of Target)	Earned Award Amount
Michael McGaugh(1)	$625,000	100%	61.2%	61%	$286,875
Andrean Horton(2)	$390,000	60%	61.2%	61%	$143,208
Kevin Brackman(3)	$367,500	60%	N/A	N/A	$0
Thomas Harmon(4)	$340,000	50%	61.2%	61%	$78,030
Daniel Hoehn	$253,750	40%	61.2%	N/A	$62,118
(1)	Mr. McGaugh’s award earned was pro-rated to reflect his period of employment during 2020.
(2)	Ms. Horton’s award earned was based on her base salary in effect for her role as Executive Vice President and Chief Legal Officer.
(3)
Mr. Brackman was not eligible to receive an award due to his departure on September 18, 2020. Mr. Brackman received certain severance benefits as described in the Summary Compensation Table and Severance Arrangements upon Termination Including Change in Control.

(4)	Mr. Harmon’s award earned was pro-rated to reflect his period of employment during 2020.
44 | Myers Industries, Inc.

2020 Long-Term Incentives
The Company’s long-term incentive plan was established to, among other things, encourage management to drive long-term shareholder value and to align management’s interests with shareholders’ interests, emphasizing the “act like owners” principle of the Company. The long-term incentive plan is intended to motivate and reward leaders for increasing shareholder value and returns. The Company believes the Company’s shareholders and employees are both best served by having our NEOs focused on and rewarded based on the achievement of longer-term results of the Company. To accomplish this, the Compensation Committee has in recent years awarded a blend of stock options, service-based restricted stock units, and performance-based restricted stock units to NEOs. In 2020, the Compensation Committee determined to not include stock options in the mix of long-term incentives and instead focus on service-based restricted stock units and performance-based restricted stock units designed to meet specific reward and performance objectives. In doing so, the weighting of performance-based long-term incentives was increased to 60% of total long-term incentives as follows:
•
60% Weighting: Long-term performance restricted stock units intended to reward our executives for achieving financial goals over a multi-year period. Long-term performance restricted stock units vest at the end of three-year period based on achievement of pre-established objectives over three calendar years.

•
40% Weighting: Service-based restricted stock units help retain our key executives. Restricted stock units also align our executives with the total returns earned by our investors. Grants of service-based restricted stock units vest ratably over a three-year period, conditioned on continued employment, providing a strong executive retention device.

The target long-term incentive opportunity for each NEO was based on a percentage of their respective base salaries as follows: Mr. McGaugh, 200%, Ms. Horton, 100%, Mr. Brackman, 100%, Mr. Harmon, 65%, and Mr. Hoehn, 40%. With respect to Mr. Harmon, he forfeited all of his 2020 long-term incentive awards upon his voluntary resignation on July 10, 2020 and he received an onboarding grant of service-based restricted stock units when he rejoined the Company on October 19, 2020 which was valued at $100,000 and which will vest in two equal annual installments on the second and third anniversaries of the award subject to his continued employment on those dates.
Long-Term Performance Metrics
Beginning in 2017, the Compensation Committee revised the long-term incentive performance metrics to include the two objective metrics which were used through 2019 – three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales. In 2020, the Compensation Committee determined to (i) revise the EBITDA metric to be based on achievement of target levels of a three-year weighted average EBITDA, and (ii) replace the free cash flow metric with target levels of three-year average return on invested capital (ROIC). The three-year target levels of average EBITDA and average ROIC were established by the Compensation Committee with input from management. These metrics were adopted to better align with the Company’s strategy, drive consistent performance over time toward achieving objective financial metrics with strong alignment with shareholder value, and to more effectively correlate this performance to compensation. Additionally, these metrics are used by management to assess operating performance of the business. Cumulative EBITDA acts as a measure of the Company’s operating performance with targets emphasizing growth and relates strongly to shareholder return, creating greater alignment between long-term executive incentive compensation and enhancing shareholder value. ROIC is defined as the Company’s annual return on invested capital as calculated by the following formula: net operating profit after taxes (“NOPAT”)/invested capital (“IC”), with NOPAT based on the Company’s adjusted operating income after taxes and IC based on the Company’s total equity plus par value of debt, in each case as determined from the Company’s audited financial statements for the fiscal year, with such adjustments as may be approved by the Compensation Committee in its discretion.
The following table shows the performance periods for the Company’s long-term incentive programs outstanding as of the end of 2020:
Performance Period	Grant Date	Settlement Date (If Earned)	Performance Measures (each with 50% weighting)
2018-2020	March 2018	2021	3-year cumulative EBITDA	3-year total free cash flow as a % of sales
2019-2021	March 2019	2022	3-year cumulative EBITDA	3-year total free cash flow as a % of sales
2020-2022	April 2020	2022	3-year weighted average EBITDA	3-year average ROIC
2021 Proxy Statement | 45

2020 Long-Term Incentive Mix
Once target values are developed, annual awards for each long-term element are based on an individual’s position, experience, future potential, organizational level, scope of responsibilities, their ability to impact results, and any special recruiting and retention needs. For the NEOs, the Compensation Committee aimed to emphasize performance-based elements (long-term performance restricted stock units and options) over service-based elements (restricted stock units).
The following mix of target long-term incentives for our NEOs was established for calendar year 2020. However, because Mr. Harmon forfeited all of his 2020 long-term incentive awards upon his voluntary resignation, he received an onboarding grant of service-based restricted stock units when he rejoined the Company valued at $100,000, or approximately 30% of his base salary, which will vest in two equal installments on the second and third anniversary of the grant subject to his continued employment on those dates. Mr. Harmon will again be eligible to receive service-based and performance-based long-term incentive awards in 2021.

Long-Term Incentive Performance-Objectives and Achievements for the Three-Year Period Ended in 2020
For the three-year period ending in 2020, the Company established three-year performance objectives for the two performance metrics of cumulative EBITDA and total free cash flow as a percentage of sales. For the three-year period ending in 2020, the Company achieved a three-year cumulative adjusted EBITDA of $197.6 million, resulting in a settlement percentage of 0% of target. For the same performance period, the Company’s total free cash flow as a percentage of sales was 7.85%, resulting in a settlement percentage of 142.5% of target. The table below summarizes the vesting of our long-term incentive awards for the period 2018 through 2020:
		Fiscal Years 2018-2020 Goals and Payouts
Performance Metric	Target	Actual	Payout %	Weighting	Combined Payout %
Cumulative EBITDA	$222 Million	$197.6 Million	0%	50%	71.3%
Total Free Cash Flow (as a % of Sales)	7.0%	7.85%	142.5%	50%
Senior Officer Severance Plan
In 2020 the Compensation Committee recommended, and the Board approved, adoption of a Senior Officer Severance Plan (“Severance Plan”) to provide certain severance benefits for senior officers determined to be eligible to participate in the Plan, including severance benefits in the event of certain terminations of employment, including in connection with a change in control of the Company. The Severance Plan is intended to replace and supersede the severance and change in control agreements previously entered into between the Company and certain of its senior officers and to provide consistency of levels of termination benefits to our senior officers. A summary of the benefits provided under the Severance Plan is provided under Severance Arrangements upon Termination Including Change in Control.
Other Benefits
NEOs participate in broad-based benefit plans that are available to other employees. These benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.
46 | Myers Industries, Inc.

The Company’s NEOs participate in the following broad-based benefit plans that provide basic health, life, and income security:
•
The Company maintains qualified and nonqualified retirement programs for which our NEOs are eligible to participate. NEOs participate in our qualified retirement plan, a tax-qualified 401(k) plan pursuant to which all participants are eligible to receive matching contributions from the Company on the same terms as all of our other employees. The Company matching contribution is 100% of the first 3% contributed by a participant plus 50% of the next 2% contributed, for a total of up to 4% match on a participant’s compensation up to federal limits.

•
Each of our NEOs is eligible to participate in our Executive Nonqualified Excess Plan (“Nonqualified Deferred Compensation Plan”), which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. This plan is intended to restore compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the federal tax laws. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The Compensation Committee believes that maintaining this Nonqualified Deferred Compensation Plan helps to maintain the competitiveness of our entire executive retirement benefits.

•	NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance.
The Company provides no customary executive perquisites to our NEOs other than reimbursement of executive physicals. During 2020, the Company reimbursed Mr. Harmon for certain relocation expenses as described in the Summary Compensation Table.
Other Compensation Policies and Practices
Stock Ownership Guidelines	•
A key objective of our pay program in general and our long-term equity-based incentive awards in particular is to encourage stock ownership of insiders. As a result, we have maintained Stock Ownership Guidelines since 2010

•
Under the Stock Ownership Guidelines, our NEOs and non-employee directors are expected to hold a specified amount of our common stock, as follows:

CEO: 5X annual base salary

Executive Vice Presidents (CFO and CLO): 3X annual base salary

Vice Presidents (including Human Resources): 1X annual base salary

Non-Employee Directors: 5X annual cash Board retainer

	•	The NEOs and non-employee directors have five years from becoming subject to the guidelines to attain the ownership requirement

•
In determining stock ownership for purposes of our ownership guidelines, shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that live in the NEO’s household, vested and unvested time-based restricted stock and stock unit awards, vested stock options, and non-employee deferred stock units, are counted

2021 Proxy Statement | 47

Risk Assessment of Compensation Practices
In the design and approval of the Company’s executive compensation program, the Compensation Committee considers risks that may be inherent in the program, but has designed the program to guard against excessive risk taking. The following are some features of the compensation program that are designed to help the Company manage compensation-related risk:
•
Using a variety of vehicles for providing compensation, including salary, bonus, and equity-based compensation, comprised of cash and equity based incentives with different vesting periods, which act to focus executives on specific objectives under the Company’s business plan while creating alignment with shareholders

•
Providing a mixture of fixed and variable, annual and long-term, and cash and equity compensation to encourage behavior and actions that are in the long-term interests of the Company and our shareholders

•	Placing an emphasis on performance-based awards more than service-based awards to further align the interests of our employees with those of our shareholders
•	Establishing, and reviewing on an annual basis, base salaries to be consistent with an employee’s responsibilities
•	Diversifying incentive-based risk by using differing performance measures, including Company financial performance
•	Determining and awarding incentive award grants based on a review of multiple indicators of performance that diversify the risk associated with any single indicator of performance
As a result, the Compensation Committee believes that the design of the Company’s compensation program does not encourage employees to take unnecessary or excessive risks that could harm the Company’s long term value.
Compensation Decision-Making
Timeline and Essential Components of Compensation Decision-Making
The Compensation Committee oversees our executive compensation plan and policies, administers our equity plans, and approves all compensation for our NEOs. Portions of the Compensation Committee’s annual agenda items are summarized below:

Late Winter/Spring
•	Approve annual incentive plan payouts for prior year	•	Approve long-term incentive plan award levels for NEOs and share pool for all equity awards

•	Approve long-term performance vesting and payouts for prior performance period	•	Grant long-term incentive awards

•	Approve current year’s annual incentive plan metrics, NEO performance criteria, and thresholds, targets and maximum goals	•	Review proxy advisory firms’ pay for performance reports, feedback, and proxy recommendations

•	Approve current year’s long-term incentive plan thresholds, targets and maximum goals

Summer		Fall
•	Review the results of the Company’s “Say-on-Pay” vote (and any other compensation-related items voted upon at the annual meeting)	•	Review long-term incentive performance metrics

•	Review the Company’s overall compensation program and consider any structural changes	•	Review peer group composition and executive compensation levels
48 | Myers Industries, Inc.

Parties Involved in Compensation Decision-Making
Role of Compensation Committee	•
Five independent directors comprise our Compensation Committee, which is responsible for overseeing our executive pay plans and policies, administering our equity plans and approving all compensation for our NEOs

	•	The Compensation Committee routinely requests information from senior management regarding the Company’s performance, pay and programs to assist it in its actions
	•	The Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing and modifying the Company’s programs and providing competitive pay levels and terms
	•	In arriving at its decision on NEO compensation, the Compensation Committee takes into account the shareholder “say-on-pay” vote results at the previous annual meeting of shareholders
•
The Compensation Committee annually reviews and establishes the goals used for our annual and long-term incentive plans. The Compensation Committee assesses the performance of the Company and the CEO. Based on this evaluation, the Compensation Committee then recommends the CEO’s compensation for the next year to the Board for its consideration and approval

	•	The Compensation Committee reviews the CEO’s compensation recommendations for the CFO, providing appropriate input and approving final awards
	•	Finally, the Compensation Committee provides guidance and final approval to the CEO with regard to the determination of the compensation of other key executives
Role of Senior Management	•	The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter regarding executive compensation
	•	The Company’s CEO, CLO, and Senior Vice President of Human Resources typically participate in meetings of the Compensation Committee
	•	The Company’s CFO may participate as necessary or at the Compensation Committee’s request
•
The Company’s management normally provides the Compensation Committee with information regarding the Company’s performance as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisor

	•	Management provides input regarding the recommendations made by the Compensation Committee’s independent advisors or the Compensation Committee
	•	Management implements, communicates and administers the programs approved by the Compensation Committee, reporting back to it any questions, concerns or issues
•
The CEO annually evaluates the performance of the Company and the other NEOs. Based on these evaluations, the CEO provides the Compensation Committee with recommendations regarding the pay for such executives for its consideration, input, and approval. The Compensation Committee authorizes the CEO to establish the pay for the Company’s other executives and senior management based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on his or her individual pay

2021 Proxy Statement | 49

Role of Independent Compensation Advisor
	•	The Compensation Committee has the authority to retain independent advisors and compensation consultants to assist in carrying out its responsibilities
	•	The Compensation Committee has engaged Semler Brossy as its independent compensation adviser since 2017
	•	Semler Brossy’s lead consultants report directly to the Compensation Committee Chair, who approves Semler Brossy’s annual work plan
	•	The lead consultants interact with the Compensation Committee regularly, and with management as needed to complete work requested by the Compensation Committee
	•	Semler Brossy did not provide other services to the Company during 2020 and received no compensation other than with respect to the services it provided to the Compensation Committee
	•	The work of Semler Brossy has not raised any conflicts of interest and Semler Brossy annually confirms its independence to the Compensation Committee
Compensation and Management Development Committee Interlocks and Insider Participation
At the end of fiscal year 2020, the following directors were members of the Compensation Committee: Sarah R. Coffin (Chair), Ronald DeFeo, William A. Foley, F. Jack Liebau, Jr., Bruce M. Lisman, and Robert A. Stefanko. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. In the past fiscal year, none of our NEOs have served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.
Compensation and Management Development Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis.” Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
The foregoing report has been furnished by the current members of the Compensation Committee, being:
Sarah R. Coffin, Chair and Presiding Director, Ronald DeFeo, William A. Foley, F. Jack Liebau, Jr., Bruce M. Lisman and Robert A. Stefanko.
Summary of Cash and Certain Other Compensation
The following table summarizes the compensation paid by us to our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2020, 2019, and 2018.
50 | Myers Industries, Inc.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Michael McGaugh(6) President and Chief Executive Officer	2020	$468,750	–	$1,249,999	–	$286,875	$1,028	$11,400	$2,018,052
Andrean Horton(7) Executive Vice President, Chief Legal Officer and Secretary	2020	$491,282	–	$389,993	–	$143,208	$10,379	$24,219	$1,059,081
	2019	$450,000	–	$362,491	$75,007	$62,550	–	$122,192	$1,072,240
	2018	$79,327	–	–	–	$104,795	–	$2,163	$186,285
Kevin Brackman(8) Executive Vice President, Chief Financial Officer	2020	$307,596	–	$367,496	–	–	$7,751	$769,718	$1,452,561
	2019	$350,000	–	$344,658	$100,005	$58,380	–	$132,165	$985,208
	2018	$277,850	–	$137,892	$59,096	$372,903	–	$20,787	$868.528
Daniel Hoehn(9) Interim Chief Financial Officer, Vice President and Controller	2020	$277,788	–	$101,501	–	$62,118	$1,873	$11,400	$454,680
Thomas Harmon(10) Vice President, Chief Human Resources Officer	2020	$261,538	$(64,350)	$321,003	–	$78,030	$3,252	$42,501	$641,974
	2019	$78,462	$100,000	$199,997	–	$11,815	–	$112,729	$503,003
(1)
Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC. The amounts set forth in this column for 2020 include the grant date fair value of performance stock unit awards. The value of the annual performance stock unit awards granted in fiscal year 2020 if the target level of performance is achieved was: Mr. McGaugh – $749,997, Ms. Horton – $233,995, Mr. Brackman – $220,497, Mr. Hoehn – $60,903, and Mr. Harmon – $132,598 (although Mr. Harmon forfeited all such awards upon his voluntary resignation as an officer of the Company effective July 10, 2020). The value of the annual performance stock unit awards granted in fiscal year 2020 if the maximum performance target is achieved was: Mr. McGaugh – $1,499,994, Ms. Horton – $467,992, Mr. Brackman – $440,995, Mr. Hoehn – $121,806, and Mr. Harmon – $265,196 (although Mr. Harmon forfeited all such awards upon his voluntary resignation as an officer of the Company effective July 10, 2020).

(2)
Amounts in this column for 2020 include the grant date fair value of restricted stock unit awards. Information regarding the restricted stock unit awards granted to our NEOs during 2020 is set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

(3)	Amounts in this column for 2020 represent incentive bonuses that were earned during 2020 and paid early in 2021.
(4)	Amounts for 2020 reflect earnings/(losses) of the named executive officers participating in our Nonqualified Deferred Compensation Plan.
(5)
The amounts set forth in this column include: (i) Company contributions under our 401(k) plan and Nonqualified Deferred Compensation Plan; (ii) dividends upon vesting of restricted stock awards; (iii) executive physicals, (iv) one-time cash-based retention awards granted in 2019, (v) for Mr. McGaugh in 2020, reimbursement of the cost of an apartment during the transition period of his relocation, (vi) for Mr. Hoehn, value of discounted purchases under our Employee Stock Purchase Plan, and (vii) for Mr. Harmon, certain relocation expenses. These benefits are valued based on the incremental costs to the Company and are listed in the following table:

	2020	2019	2018
Mr. McGaugh
Contributions	$11,400
Ms. Horton
Contributions	$22,392	$22,192	$2,163
Cash Long-term Retention Award	—	100,000	—
Dividends	1,827	—	—
	$24,219	$122,192	$2,163
Mr. Brackman
Contributions	$11,400	$27,561	$17,010
Automobile allowance	—	—	1,615
Cash Long-term Retention Award	—	100,000	—
Executive physical	—	1,997	—
Severance Benefits	735,173	—	—
Dividends	23,145	2,607	2,162
	$768,718	$132,165	$20,787
2021 Proxy Statement | 51

	2020	2019	2018
Mr. Hoehn
Contributions	$11,400	—	—
Mr. Harmon
Contributions	$11,400	$6,854	—
Cash Long-term Retention Award	—	100,000	—
Relocation	31,101	5,875	—
	$42,501	$112,729	—
(6)	Mr. McGaugh was appointed President and CEO on April 6, 2020.
(7)
Ms. Horton was appointed Interim President and CEO in October 2019 and received a supplemental monthly payment of $25,000 from October 2019 through April 2020 for her service in that role in addition to her roles as Chief Legal Officer and Secretary.

(8)	Mr. Brackman served as Executive Vice President and Chief Financial Officer from December 11, 2018 until September 18, 2020.
(9)
Mr. Hoehn was appointed Interim Chief Financial Officer effective September 18, 2020 began receiving a supplemental monthly payment of $5,000 for his service in that role in addition to his role as Corporate Controller.

(10)
Mr. Harmon resigned as Vice President, Chief Human Resource Officer effective July 10, 2020, upon which all equity based long-term incentive awards granted to him in April 2020 were forfeited and Mr. Harmon reimbursed the Company for the net tax effect of a signing bonus he received in 2019. The grant date fair value of the forfeited awards is set forth in the Grants of Plan Based Awards table but is not included in the Summary Compensation Table due to the forfeiture of all value of the awards. Mr. Harmon rejoined the Company as Senior Vice President, Human Resources on October 19, 2020 and received an onboarding grant of service-based restricted stock units valued at $100,000 as set forth in the Stock Awards column.

52 | Myers Industries, Inc.

Grants of Plan Based Awards
The following table contains information concerning the grants of plan based awards to the NEOs under the 2017 Plan. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our common stock and overall market conditions. The outstanding and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2020 Year-End table below.
Grants of Plan Based Awards During Fiscal Year 2020
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael McGaugh	03/04/2020		468,750	937,500
	04/28/2020				0	65,674	131,348				749,997(4)
	04/28/2020							43,783			500,002
Andrean Horton	03/04/2020		234,000	468,000
	04/28/2020				0	20,490	40,980				233,996(4)
	04/28/2020							13,660			155,997
Kevin Brackman	03/04/2020		220,500	441,000
	04/28/2020				0	19,308	38,616				220,497(4)
	04/28/2020							12,872			146,998
Daniel Hoehn	03/04/2020		101,500	121,800
	04/28/2020				0	5,333	10,666				60,903(4)
	04/28/2020							3,555			40,598
Thomas Harmon(5)	03/04/2020		127,500	255,000
	04/28/2020				0	11,661	23,222				132,598(4)
	04/28/2020							7,741			88,402
	10/26/2020(6)							6,964			100,003
(1)
Represents estimated future payout for annual cash bonuses. The payouts are based on results of operating income growth. Mr. McGaugh’s and Harmon’s annual cash bonus opportunity were pro-rated for the periods of their employment in 2020.

(2)
Represents awards of performance stock units that will vest on the third anniversary of the grant date with payout based 50% on three-year weighted average EBITDA and 50% on three-year average annual return on invested capital for the performance period of 2020-2022.

(3)
Represents awards of restricted stock units which vest ratably in three annual installments on March 6 of each of the first three years after the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $11.42 per share.

(4)	Represents payout at target based on the grant date fair value of such awards calculated by using the closing price of our common stock on the date of grant of $11.42 per share.
(5)	All Equity Incentive Plan Awards granted to Mr. Harmon on April 28, 2020 were forfeited upon his voluntary resignation on July 10, 2020.
(6)
Represents an award of restricted stock units granted upon Mr. Harmon’s re-employment which vests in two equal installments on the second and third anniversaries of the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $14.36 per share.

2021 Proxy Statement | 53

Outstanding Equity Awards at Fiscal Year End
The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2020 that have not been exercised, forfeited, or vested. Certain of the awards identified in the table below are also reported in the “Grants of Plan Based Awards During Fiscal Year 2020” table above.
Outstanding Equity Awards at Fiscal 2020 Year-End
	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael McGaugh						43,783(2)	909,811	65,674(3)	1,364,706
Andrean Horton	6,488	12,976(4)		18.58	3/06/2029	2,691(5)	55,919	10,091(6)	209,691
						4,075(7)	84,679
						13,660(2)	283,855	20,490(3)	425,782
Kevin Brackman(8)	10,863	0		21.30	3/18/2021			9,419(6)	195,727
	18,166	0		18.58	3/18/2021			4,624(9)	96,087
								19,308(3)	401,220
Daniel Hoehn						3,555(2) )	73,873	5,333(3)	110,820
Thomas Harmon						6,964(10))	144,712
(1)	Calculated by multiplying $20.78, the closing market price of our common stock on December 31, 2020, by the number of unvested restricted shares and unvested performance shares at target payout.
(2)	Represents unvested service based restricted units granted on April 28, 2020 which are subject to vesting in equal installments on March 6 in 2021, 2022 and 2023.
(3)
Represents unvested performance based restricted stock units granted on April 28, 2020 which are subject to vesting based on applicable performance conditions for the three-year performance period 2020-2022. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(4)	Represents stock options granted on March 6, 2019 which remain subject to vesting in two equal installments on the anniversaries of the grant date in 2021 and 2022.
(5)	Represents unvested service based restricted units granted on March 6, 2019 which remain subject to vesting in two equal installments on the anniversaries of the grant date in 2021 and 2022.
(6)
Represents unvested performance based restricted stock units granted on March 6, 2019 which are subject to vesting based on applicable performance conditions for the three-year performance period 2019-2021. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(7)
Represents unvested service based restricted units that were granted as a one-time retention award on October 16, 2019 which remain subject to vesting in two equal installments on the anniversaries of the grant date in 2021 and 2022.

(8)	Mr. Brackman’s outstanding service based unit awards vested, and his outstanding stock options vested and became exercisable, upon his departure on September 18, 2020.
(9)
Represents unvested performance based restricted stock units that were granted on March 8, 2018. These units will vest in March 2021 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(10)
Represents unvested service based restricted units that were granted on October 26, 2020 as an onboarding grant upon Mr. Harmon’s re-employment. These units are subject to vesting in two equal installments on the second and third anniversaries of the grant date.

54 | Myers Industries, Inc.

Option Exercises and Stock Vested for Fiscal Year End 2020
The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal year 2020.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael McGaugh	—	—	—	—
Andrean Horton	—	—	3,383	$49,324
Kevin Brackman	29,175	131,451	31,299	$440,041
Daniel Hoehn	—	—	—	—
Thomas Harmon	—	—	—	—
Nonqualified Deferred Compensation
The following table shows the contributions, earnings, and balances of the NEOs in our Nonqualified Deferred Compensation Plan with respect to fiscal year 2020.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael McGaugh	$3,606	$7,350	$1,028	—	$4,634
Andrean Horton	$24,564	$12,753	$10,379	—	$68,806
Kevin Brackman	$8,168	—	$7,751	—	$56,708
Daniel Hoehn	$13,889	$566	$1,873	—	$15,763
Thomas Harmon	$9,481	—	$3,252	—	$12,732
(1)	Contributions by the Company with respect to fiscal year 2020 under the Nonqualified Deferred Compensation Plan.
(2)
Earnings in this column represent estimated earnings on the Nonqualified Deferred Compensation Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

2021 Proxy Statement | 55

Severance Arrangements upon Termination Including Change in Control
The following table summarizes severance payments and benefits available to our NEOs who were eligible to participate in the Severance Plan adopted by the Company in 2020 if certain terminations of employment occurred in 2020. With respect to Mr. Brackman, the severance benefits described were prescribed by the terms of his Severance Agreement effective December 11, 2018. Mr. Hoehn was not eligible to participate in the Severance Plan.
Event Triggering Payment or Provision of Benefits	Benefit	Michael McGaugh	Andrean Horton	Thomas Harmon	Kevin Brackman
Termination without cause or for good reason	Severance Payment	Amount equal to 1.5 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days	Amount equal to 1 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days	Amount equal to 1 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days	Amount equal to 1 times the sum of (A) current annual base salary (or highest base salary during prior year) and (B) annual target bonus, paid in lump sum in 30 days
	LTI Awards	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest but are subject to settlement based on actual performance	Outstanding unvested restricted stock awards are forfeited, performance stock unit awards fully vest but are subject to settlement based on actual performance, and unvested stock options are forfeited	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest but are subject to settlement based on actual performance	Outstanding unvested restricted stock awards fully vest, performance stock units fully vest but are subject to actual performance, and unvested stock options fully vest and become exercisable
	Certain Benefits and Perquisites	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection and outplacement services for one year
Termination without cause or for good reason in connection with a change in control	Severance Payment	Amount equal to 2 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days	Amount equal to 2 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days	Amount equal to 1.5 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days	Amount equal to 1 times the sum of (A) current annual base salary (or highest base salary during prior year) and (B) annual target bonus, paid in lump sum within 30 days
	Annual Bonus for Year of Termination	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days
	LTI Awards	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest subject to settlement based on actual performance	Outstanding unvested restricted stock awards fully vest, performance stock unit awards fully vest subject to settlement based on actual performance, and stock options fully vest	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest subject to settlement based on actual performance	All outstanding unvested restricted stock awards, performance stock units, and stock options fully vest
	Certain Benefits and Perquisites	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection and outplacement services for one year
56 | Myers Industries, Inc.

Event Triggering Payment or Provision of Benefits	Benefit	Michael McGaugh	Andrean Horton	Thomas Harmon	Kevin Brackman
Termination by reason of death or disability	Cash Payment	Base salary and annual bonus accrued and unpaid to the date of death or disability	Base salary and annual bonus accrued and unpaid to the date of death or disability	Base salary and annual bonus accrued and unpaid to the date of death or disability	Base salary and annual bonus accrued and unpaid to the date of death or disability
	LTI Awards	Outstanding restricted stock awards fully vest and performance stock unit awards vest on a pro rata basis at target performance	Outstanding restricted stock awards fully vest, and performance stock unit awards vest on a pro rata basis at target performance, and stock options fully vest	Outstanding restricted stock awards fully vest and performance stock unit awards vest on a pro rata basis at target performance	All outstanding restricted stock awards, performance stock units, and stock options fully vest
	Certain Benefits and Perquisites	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan
Termination with cause or voluntary resignation	Other Terms	Compensation earned prior to the date of termination that has not yet been paid	Compensation earned prior to the date of termination that has not yet been paid	Compensation earned prior to the date of termination that has not yet been paid	Compensation earned prior to the date of termination that has not yet been paid
2021 Proxy Statement | 57

Summary of Potential Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment on December 31, 2020, under the circumstances shown.
Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement(1)	Death	Disability(2)	Termination without Cause or Resignation for Good Reason in connection with a Change of Control
Michael McGaugh
Cash Severance	—	$937,500	—	$24,038	$24,038	$2,500,000
Bonus Severance	—	—	—	$625,000	$625,000	$625,000
Other Benefits	—	$50,625	—	$295,348	$60,603	$63,711
Equity Acceleration(3)	—	$1,408,588	—	$1,408,588	$1,408,588	$1,408,588
Total	—	$2,396,713	—	$2,352,975	$2,118,230	$4,597,299
Andrean Horton
Cash Severance(4)	—	$440,000	—	$57,500	$57,500	$1,298,000
Bonus Severance	—	—	—	$234,000	$234,000	$234,000
Other Benefits	—	$45,541	—	$274,934	$43,943	$57,036
Equity Acceleration(3)	—	$757,647	—	$757,647	$757,647	$757,647
Total	—	$1,243,188	—	$1,324,081	$1,093,090	$2,346,683
Kevin Brackman(5)
Cash Severance(3)	—	$467,500	—	—	—	—
Bonus Severance	—	$598,673	—	—	—	—
Other Benefits	—	$71,508	—	—	—	—
Equity Acceleration	—	$819,367	—	—	—	—
Total	—	$1,957,047	—	—	—	—
Thomas Harmon
Cash Severance	—	$340,000	—	$6,538	$6,538	$765,000
Bonus Severance	—	—	—	$170,000	$170,000	$170,000
Other Benefits	—	$43,731	—	$274,934	$43,943	$53,370
Equity Acceleration(3)	—	$145,652	—	$145,652	$145,652	$145,652
Total	—	$529,383	—	$597,124	$366,133	$1,134,022
Daniel Hoehn(6)
Cash Severance	—	—	—	—	—	—
Bonus Severance	—	—	—	—	—	—
Other Benefits	—	—	—	$250,000	—	—
Equity Acceleration	—	$112,253	—	$114,412	$114,412	$114,412
Total	—	$112,253	—	$364,412	$114,412	$114,412
(1)	None of the NEOs were eligible for retirement benefits as of December 31, 2020.
(2)	Values for these amounts are based on an assumption of total disability at December 31, 2020.
(3)	Values for these amounts are based on the closing price of our common stock on December 31, 2020 of $20.78.
(4)	Values for these amounts include accelerated payments from a cash-based retention award granted on October 16, 2020.
(5)
Values for Mr. Brackman reflect amounts received upon termination of service effective September 18, 2020 and, with respect to performance-based restricted stock units that vested upon termination but which are to be settled based on actual performance during respective performance periods, the target level of performance and the closing price of our common stock on September 18, 2020.

(6)	Mr. Hoehn was not eligible to participate in the Company’s Severance Plan.
58 | Myers Industries, Inc.

Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transactions occurred during fiscal year 2020.
Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, under Code of Business Conduct and Ethics, our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.
CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (in the Company’s case, the CEO). In determining the median employee, a listing of all employees (the Company’s full employee population, but excluding the CEO) as of December 31, 2018, was prepared and the Company applied a “consistently applied compensation measure” to determine the median employee. For the consistently applied compensation measure, the Company looked to annual base salaries of employees for 2018. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. Non-U.S. employees were included in the determination of the median employee compensation, with the salary amounts of such non-U.S. employees converted to U.S. dollars using the applicable exchange rate as of December 31, 2018.
The annual total compensation paid to our CEOs in 2020 on a pro rata basis based on their time of service was $2,016,270, as reflected in the Summary Compensation Table information included in this Proxy Statement. The annual total compensation for 2020 of our median employee (other than the CEO) was calculated in accordance with the requirements of the Summary Compensation Table and determined to be $41,809. Accordingly, our CEO annual total actual compensation in 2020 was approximately 48.23 times that of our median employee in 2020. The annual total compensation that would have been paid to Mr. McGaugh had he served as our CEO for a full year in 2020 was $2,269,927, resulting in a ratio of 54.29 based on that annualized amount.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
2021 Proxy Statement | 59

Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of shares of our common stock beneficially owned as of March [11], 2021, (unless otherwise indicated) by:
•	Each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
•	Each of the Company’s directors and director nominees;
•	Each named executive officer in our summary compensation table; and
•	All of our current directors and officers as a group
A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.
	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Greater Than 5% Owners(2)
GAMCO Investors, Inc.(3) One Corporate Center Rye, NY 10580-1435	5,994,771	16.7%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	5,582,348	15.5%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, Maryland 21202	2,535,107	7.1%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	2,479,596	6.9%
Wells Fargo & Company(7) 420 Montgomery Street San Francisco, CA 94163	2,202,626	6.1%
Directors, Nominees, and Named Executive Officers(8,9)
Kevin Brackman	1,597	*
Thomas Harmon	0	*
Daniel Hoehn(10)	1,012	*
Andrean Horton	7,847	*
Michael McGaugh	62,461	*
Yvette Dapremont Bright	0
Sarah R. Coffin(11)	23,529	*
Ronald M. De Feo(12)	20,000	*
William A. Foley(13)	20,520	*
Jeffrey Kramer	0
F. Jack Liebau, Jr. (12)	36,182	*
Bruce Lisman(12)	30,782	*
Lori Lutey(12)	16,267	*
William Sandbrook	0
Jane Scaccetti(12)	24,396	*
Robert A. Stefanko(14)	13,744	*
All Directors, Nominees and Named Executive Officers as a group (16 persons)	299,786	*
*	Less than 1% ownership
(1)
The percentage of shares beneficially owned is based on [36,008,505] shares of common stock outstanding as of March [11], 2021. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to

60 | Myers Industries, Inc.

options that are currently exercisable or exercisable within 60 days after March [11], 2020, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of common stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party.

(3)
According to a Schedule 13D/A filed November 13, 2020, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 1,759,150 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 3,058,947 of these shares, sole power to direct the disposition with respect to 3,374,051 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) MJG Associates, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 24,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 817,370 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares (v) Gabelli Foundation, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 18,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vi) GGCP, Inc. and GAMCO Investors, Inc. each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares, (vii) Associated Capital Group, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 2,200 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, and (viii) Mario J. Gabelli possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition, with respect to none of these shares. According to the Schedule 13D/A, Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Associated Capital Group and Teton Advisors, Inc.

(4)
According to a Schedule 13G/A filed January 25, 2021, Blackrock, Inc. possessed sole power to vote with respect to 5,539,772 of these shares, sole power to direct the disposition with respect to 5,582,348 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

(5)
According to the Schedule 13G/A filed February 16, 2021, these securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities (including T. Rowe Price Small-Cap Value Fund, Inc., which owns1,448,983 shares and has the sole voting power over all such shares, but the sole dispositive power over none and shared voting or shared dispositive power over none). According to the Schedule 13G/A, Price Associates possessed sole power to vote with respect to 983,410 of these shares, sole power to direct the disposition with respect to 2,535,107 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities.

(6)
According to a Schedule 13G/A filed February 10, 2021, The Vanguard Group possessed sole power to vote with respect to none of these shares, sole power to direct the disposition of 2,407,287 of these shares, shared power to vote with respect to 47,162 of these shares, and shared power to direct the disposition of 72,309 of these shares.

(7)
According to the Schedule 13G filed February 11, 2021, (i) Wells Fargo & Company possessed sole power to vote and sole power to direct the disposition with respect to 76,857 of these shares, shared power to vote with respect to 396,370 of these shares, and shared power to direct the disposition with respect to 2,125,769 of these shares, and (ii) Wells Capital Management Incorporated possessed sole power to vote and sole power to direct the disposition of none of these shares, possessed shared power to vote with respect to 2,025,363 of these shares and shared power to direct the disposition with respect to 2,121,830 of these shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Wells Fargo & Company is deemed to be a beneficial owner of such securities.

(8)
Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company for its business address and c/o the Company for any business at which he or she is employed.

(9)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(10)	Amount includes 250 shares of common stock held in Mr. Hoehn’s account in the Company’s Employee Stock Purchase Plan.
(11)
The table does not reflect (i) 18,903 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 5,850 restricted stock units awarded to this director on April 29, 2020, with respect to her current service commencing on that date until the 2021 Annual Meeting of Shareholders, at which time the awards will vest.

(12)
The table does not reflect 5,850 restricted stock units awarded on April 29, 2020, with respect to the director’s current service commencing on that date until the 2021 Annual Meeting of Shareholders, at which time the awards will vest.

(13)
The table does not reflect (i) 16,912 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 5,850 restricted stock units awarded to this director on April 29, 2020, with respect to his current service commencing on that date until the 2021 Annual Meeting of Shareholders, at which time the awards will vest.

(14)
The table does not reflect (i) 26,788 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 5,850 restricted stock units awarded to this director on April 29, 2020, with respect to his current service commencing on that date until the 2021 Annual Meeting of Shareholders, at which time the awards will vest.

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PROPOSAL NO. 6 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. In accordance with these responsibilities, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Additional information regarding the services provided to the Company by EY during 2020 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm.”
In selecting EY as the Company’s independent registered public accounting firm, the Audit Committee considered a variety of factors, including:
•	The firm’s independence and internal quality controls
•	The overall depth of talent
•	EY’s experience with the Company’s industry and companies of similar scale and size
In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending December 31, 2021, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves discussions with EY regarding qualified audit experience and ability to devote the time necessary to serve as lead audit partner. The current EY lead audit partner at EY for the Company was appointed in 2017.
The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of the Company and our shareholders and, although shareholder ratification is not required under the laws of the State of Ohio, we are asking shareholders to ratify the selection of EY as our independent registered public accounting firm for 2021, in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment.
The Board of Directors recommends that you vote “FOR” Proposal 6 relating to the ratification of the appointment of Ernst & Young LLP
62 | Myers Industries, Inc.

Matters Relating to the Independent Registered Public Accounting Firm
EY Representatives at Annual Meeting
EY audited the books and records of the Company for the years ended December 31, 2020 and 2019. Representatives of EY are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.
Fees
A description of the fees billed to the Company by EY for the years ended December 31, 2020 and 2019 is set forth in the table below.
EY was first retained by the Audit Committee in 2011. The Audit Committee reviewed the non-audit services provided by EY during the year ended December 31, 2020, and determined that the provision of such non-audit services was compatible with maintaining its independence (see “Audit Committee Report” on page 64).
	2020	2019
Audit Fees(1)	$1,692,500	$1,680,000
Audit Related Fees(2)	$0	$14,000
Tax Fees (3)	$108,000	$10,000
All Other Fees(4)	$2,000	$32,200
Total Fees	$1,802,500	$1,736,200
(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.
(2)	Fees for assurance and related services reasonably related to merger and acquisition activities.
(3)	Professional fees for tax compliance, tax advice, and tax planning.
(4)	Fees for all other products and services.
Pre-Approval Policy
The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2020, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at: www.myersindustries.com.
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Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.
The Audit Committee, which is composed of five independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is published on the Company’s website (www.myersindustries.com) on the “Corporate Governance” page under the Investor Relations section (and can be found directly here: http://s2.q4cdn.com/555961355/files/doc_downloads/corp-gov/2017/Audit-Committee-Charter-Amended-11-2-2017.pdf).
Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of EY, the independent registered public accounting firm for the Company since 2011. For additional information regarding the Audit Committee’s assessment of EY and tenure of EY as the Company’s independent registered public accounting firm, see “Proposal No. 6 – Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 62. EY is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and
•	The effectiveness of internal control over financial reporting
Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the NYSE for both directors and audit committee members. With respect to 2020, the Board identified each of F. Jack Liebau, Jr., Lori Lutey, Jane Scaccetti, and Robert A. Stefanko as an “audit committee financial expert.”
The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board – United States (“PCAOB”) and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America
•	The effectiveness of internal control over financial reporting
In the performance of our duties we have:
•	Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2020
•
Discussed with EY, among other matters, the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting, significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments and the matters required to be discussed by Auditing Standard No. 16 (PCAOB 2012-01) and the rules of the SEC

•
Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB Rule 3526 regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY its independence from the Company and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed the independence of the independent registered public accounting firm

•	The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence
64 | Myers Industries, Inc.

•	The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management
Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We have selected EY as the Company’s independent registered public accounting firm for fiscal 2021, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.
The foregoing report has been furnished by the current members of the Audit Committee, being:
Jane Scaccetti (Chair), Sarah R. Coffin, F. Jack Liebau, Jr., Lori Lutey, and Robert A. Stefanko
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General Information About the Meeting and Voting
Meeting Time and Applicable Dates
This Proxy Statement is furnished in connection with the solicitation by the Board of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Thursday, April 29, 2021, at 9:00 A.M. (EDT), and at any adjournment thereof. The close of business on March 5, 2021, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Meeting Online
Myers Industries will host the 2021 Annual Meeting live via the internet and in person at 1554 South Main Street, Akron, Ohio 44301. Due to federal or state restrictions that may be imposed in connection with COVID-19 mitigation efforts, online participation is encouraged. Any shareholder can listen to and participate in the Annual Meeting live via the internet on the Investor Relations section of the Company’s website at www.myersindustries.com. The webcast will start at 9:00 A.M. (EDT) on April 29, 2021.

Shareholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending in person (if permitted under current federal or state restrictions) or while connected to the Annual Meeting on the internet.

You will need the information printed in the box marked by an arrow included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MYE2021.

If you do not have the information provided on your notice or proxy card, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Proxy Voting
If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote live via webcast or in person at the Annual Meeting or by using the enclosed proxy card to vote by telephone, by internet, or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person or via webcast, you should submit your proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at the address and phone number below.

MYERS INDUSTRIES, INC. INVESTOR RELATIONS 1293 SOUTH MAIN STREET AKRON, OH 44301 (330) 761-6212

Proxy Revocation and Voting in Person	A shareholder who has given a proxy may revoke it at any time prior to its exercise by:

• Executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions

• Participating live in the Annual Meeting via webcast or in person (if permitted under current federal or state restrictions) and taking appropriate steps to vote in person, or

• Giving written notice of such revocation to the Secretary of the Company

66 | Myers Industries, Inc.

Voting Confidentiality
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to anyone outside of the Company or its agents except as required by law.

Participants in the Proxy Solicitation
This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum
On the record date, Myers Industries had outstanding 36,008,505 shares of common stock, without par value. Each share of common stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” above. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of common stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of common stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even if they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.”

Proxy Instructions
All shares of common stock represented by properly executed proxies who are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of common stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the approval of the Company’s executive compensation, “For” the ratification of the appointment of EY, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Inspector of Election
The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of common stock for all matters. The Board has appointed Broadridge Financial Solutions, Inc. as the inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the SEC.

Address of Company	The mailing address of the principal executive offices of the Company is:
1293 South Main Street, Akron, Ohio 44301

Mailing Date	This Proxy Statement, together with the related proxy card and our 2020 Annual Report to Shareholders, is being mailed to our shareholders on or about March 22, 2021.

Availability on the Internet
This Proxy Statement and the Company’s 2020 Annual Report to Shareholders are available on Myers Industries’ website at http://investor.myersindustries.com/investor-relations/financial-
information/default.aspx.

2021 Proxy Statement | 67

Executive Officers of the Company
Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC under the heading “Directors and Executive Officers of the Registrant,” which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our own website at www.myersindustries.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.
Shareholder Proposals for Inclusion in Proxy Statement
Any shareholder who intends to present a proposal at the Company’s next Annual Meeting to be held in April 2022 must deliver a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301:
•	Not later than November 22, 2021, if the proposal is submitted for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, or
•
Not earlier than December 30, 2021, and not later than January 29, 2022 (subject to announcement of the Annual Meeting date, as described below), if the proposal is submitted pursuant to the Company’s Amended and Restated Code of Regulations

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our Annual Meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2021 Annual Meeting on February 18, 2021, and has received no proposals satisfying the requirements of Rule 14a-8 under the Exchange Act or the Company’s Amended and Restated Code of Regulations. The Company intends to hold its 2022 Annual Meeting of Shareholders on April 28, 2022.
The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.
Incorporation by Reference
The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Cost of Proxy Solicitation
The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers Industries. In addition to the use of the mail, proxies may be solicited by personal interview and telephone by directors, officers and employees of Myers Industries. Arrangements
68 | Myers Industries, Inc.

will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers Industries will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
Copy of the Form 10-K
Although a copy of the Annual Report on Form 10-K is provided to you at the time of delivery of the definitive Proxy Statement, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersindustries.com and at the SEC’s website at www.sec.gov.
Notice Regarding Delivery of Security Holder Documents
The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Trademark
Myers Industries, Inc.® is a registered trademark of the Company.
2021 Proxy Statement | 69

APPENDIX A
MYERS INDUSTRIES, INC.
2021 LONG-TERM INCENTIVE PLAN
1. Purpose. This 2021 Long-Term Incentive Plan (the “Plan”) is intended to encourage officers, directors and other key employees of, and consultants to, the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. Grants made hereunder are part of the total compensation package for such persons and the opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the long-term success and growth of the Company and its Subsidiaries, to encourage long-term strategic decision making on the part of Participants, to aid in retaining individuals who put forth such efforts and strategic decision making, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future, in each case, for the benefit of the Company’s shareholders.
2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
2.1 “Annual Limit” shall have the meaning specified in Section 5(b).
2.2 “Award” means any Option, SAR, Restricted Stock or Restricted Stock Unit, together with any related right or interest, granted to a Participant under the Plan.
2.3 “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.
2.4 “Board” means the Company’s Board of Directors.
2.5 “Canadian Participants” means Participants who are resident in Canada for purposes of the Income Tax Act (Canada).
2.6 “Change of Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
(a) Any “person “ (as defined in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this Section 2.4(a) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;
(b) During any period of one year there shall cease to be a majority of the Board comprised of Continuing Directors; or
(c) There occurs (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (iii) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Section 2.6(c), (A) a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its Subsidiaries or the sale of stock of one or more of the Company’s Subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its Subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its Subsidiaries is sold, and (B) a transfer of Company assets to a corporate or non-corporate entity (such as a
2021 Proxy Statement | A-1

partnership or limited liability company) in which the Company owns equity securities possessing at least fifty percent (50%) of the total combined voting power of all classes of equity securities in such corporate or non-corporate entity shall not be treated as a sale or disposition by the Company of the assets contributed to such corporate or non-corporate entity.
For purposes of this Plan, a “Change of Control” will be deemed to occur:
(i) on the day on which a thirty percent (30%) or greater ownership interest described in Section 2.6(a) is acquired (other than by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company, provided that a subsequent increase in such ownership interest after it first equals or exceeds thirty percent (30%) shall not be deemed a separate Change of Control;
(ii) on the day on which Continuing Directors cease to be a majority of the Board as described in Section 2.6(b);
(iii) on the day of a merger, consolidation or sale of assets as described in Section 2.6(c)(i) or Section 2.6(c)(iii); or
(iv) on the day of the approval of a plan of complete liquidation as described in Section 2.6(c)(ii).
2.7 “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and the Internal Revenue Service.
2.8 “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.
2.9 “Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which shall consist of at least two directors who qualify as non-employee directors within the meaning of Rule 16b-3 as established in the Committee’s charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, in which case the term “Committee” shall refer to the Board.
2.10 “Director” means a member of the Board who is not also an Employee.
2.11 “Effective Date” means the effective date specified in Section 11(q).
2.12 “Eligible Person” has the meaning specified in Section 5.
2.13 “Employee” means an officer (including officers who are members of the Board), and other key employees of the Company or any of its Subsidiaries.
2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.
2.15 “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such Fair Market Value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported.
2.16 “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.
2.17 “Option” means a right, granted under the Plan, to purchase Stock.
2.18 “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
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2.19 “Performance Goal” means one or more written objective goals approved by the Committee, which performance goal or goals are determined based on one or more of the following business criteria: (i) increase in the Fair Market Value of the Shares, (ii) total stockholder return, (iii) revenue, sales, settlements, market share, customer conversion, net income, stock price and/or earnings per share, (iv) return on assets, net assets, and/or invested capital, (v) economic value added, (vi) improvements in costs and/or expenses, (vii) EBIT, EBITDA, operating or gross profits, cash earnings or income from continuing operations, (viii) net cash from continuing operations or cash flow from operating activities; (ix) performance relative to peer group; (x) free cash flow as a percentage of sales; or (x) any performance measure established by the Committee.
2.20 “Prior Plan” means the Amended and Restated 2017 Stock Incentive Plan of Myers Industries, Inc.
2.21 “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.
2.22 “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.
2.23 “Retirement” eligibility for purposes of the Plan and any Award hereunder means age 65 or older with at least three years of service.
2.24 “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
2.25 “Share Pool” has the meaning specified in Section 4.
2.26 “Stock” means the Company’s Common Stock, no par value, and any other equity securities of the Company or another issuer that may be substituted or resubstituted for Stock pursuant to Section 11(c).
2.27 “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).
2.28 “Subsidiary” means any corporation or corporations other than the employer corporation in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
3. Administration.
(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (including outstanding Awards); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders of the Company.
(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or Employees of the Company, and such administrator(s) may have the authority to grant Awards under the Plan, as may be determined by the Committee from time to time, to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under the Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and
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administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company, or (ii) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Rule 303A.05). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in the Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.
(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee of the Company or a subsidiary or affiliate of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4. Stock Subject to Plan.
(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,800,000 (the “Share Pool”). Any Shares that are not subject to an award under the Prior Plan as of the Effective Date of this Plan shall no longer be eligible to be issued. Subject to limitations provided in Section 6(b)(iv), up to 500,000 authorized shares may be granted as ISOs under the Plan. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b).
(i) Except as set forth below, to the extent that an Award granted under the Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to the Participant, settled only in cash or settled by the issuance of fewer shares than the number underlying the Award, the shares retained by or tendered to the Company will be available under the Plan.
(ii) Shares that are withheld from an Award of Restricted Stock or RSUs granted under the Plan to cover withholding tax obligations related to that Award or shares that are separately tendered by the Participant (either by delivery or attestation) in payment of such taxes shall be deemed to constitute shares not delivered to the Participant and will be available for future grants under the Plan.
(iii) Shares that are withheld from, or that are tendered by a Participant (either by delivery or attestation) in connection with, an Award of Options or SARs granted under the Plan to cover withholding tax obligations related to that Award or the exercise price of that Award, shall be deemed to constitute shares delivered to the Participant and shall not be available for future grants under the Plan. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the Plan.
(iv) In addition, in the case of any Award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute Award shall not be counted against the Share Pool.
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5. Eligibility; Per-Person Award Limitations.
(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means a Director, a key consultant for the Company or a Subsidiary, or an Employee, including any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An Employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary merges, consolidates or enters into a similar corporate transaction, who will become Eligible Persons are eligible for grants of substitute awards granted through the assumption of, or in substitution for, such outstanding awards previously granted, under the Plan in connection with such transaction, if so determined by the Committee.
(b) Per-Person Award Limitations. During any calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under Section 6(b), Section 6(c), Section 6(d), or Section 6(e) up to the Annual Limit (such Annual Limit to apply in the aggregate for all types of Award authorized under the Plan). A Participant’s Annual Limit, in any single fiscal year during any part of which the Participant is then eligible under the Plan, shall equal 1,000,000 shares, subject to adjustment as provided in Section 11(c). The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year shall not exceed $300,000.
6. Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e) and Section 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee may require payment of consideration for an Award except as limited by the Plan. The minimum vesting and minimum exercisability conditions described below need not apply (i) in the case of the death, disability or Retirement of the Participant or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) in any form permitted under the Plan without regard to such minimum vesting or minimum exercisability requirements.
(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary, such exercise price shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date. Notwithstanding the foregoing, any substitute award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, may be granted with an exercise price per share of Stock other than as required above.
(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an Option or exchange for another Option with a lower exercise price, cancellation of an Option for cash, or cancellation of an Option for another grant if the exercise price of the cancelled Option is greater than the Fair Market Value of the shares of Stock subject to the cancelled Option at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).
(iii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The
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Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, provided that, notwithstanding anything contained herein to the contrary, the sole and exclusive basis for determining both the vesting and exercisability of an Option will be the passage of a specific period of time (which at a minimum shall be a period of one year) or the occurrence or non-occurrence of certain specific performance related or non-performance related events (e.g., death, disability or termination of employment in connection with a Change of Control). In addition, the Committee shall determine the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k) and Section 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.
(iv) ISOs. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant, and (B) termination of employment will occur when the person to whom an Award was granted ceases to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (X) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (Y) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code). Canadian Participants shall not be eligible to receive Incentive Stock Option Awards.
(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
(i) Right to Payment. An SAR shall confer on the Participant to whom the SAR is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control Price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem with an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (X) fixed as of the grant date, and (Y) not less than the Fair Market Value of a share of Stock on the grant date.
(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an SAR in exchange for another SAR with a lower exercise price, cancellation of an SAR for cash, or cancellation of an SAR for another grant if the exercise price of the cancelled SAR is greater than the Fair Market Value of the shares of Stock subject to the cancelled SAR at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).
(iii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on future service requirements which at a minimum shall be a period of one year), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not an SAR shall be freestanding or in tandem or combination with any other Award. Limited SARs, that may only be exercised in connection with a Change of Control or termination of
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service following a Change of Control as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
(i) Grant and Restrictions. Subject to Section 6(d)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Upon any forfeiture of Restricted Stock, a Participant shall cease to have any rights of a stockholder of the Company and shall return any certificates representing such Restricted Stock to the Company. Canadian Participants shall not be eligible to receive Restricted Stock Awards.
(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.
(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which they relate. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:
(i) Award and Restrictions. Subject to Section 6(e)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other
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circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder of the Company, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(e)(iii) below.
(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.
(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.
(f) Director Awards. Directors are generally granted an Award of Restricted Stock on each annual Board annual meeting date. Pursuant to this Section 6(f), a Director may elect to have any such annual Award converted into an equivalent grant of Restricted Stock Units. Any such election must be made in a written notice delivered to the Chairman of the Board or his designee on or before the annual meeting date for the calendar year immediately preceding the applicable annual meeting date. Each deferral election, once made, shall be irrevocable. Any Restricted Stock Units granted to a Director pursuant to any such election shall provide that the Company will issue a Share to such Director for each Restricted Stock Unit on the date that such Director ceases to be a member of the Board for any reason whatsoever. The Restricted Stock Units shall be subject to such other terms, including but not limited to provision for the payment of dividend equivalents, as contained in an Award Agreement approved by the Board.
7. Performance-Based Compensation.
(a) Performance Goals Generally. The Committee may condition the grant, issuance, vesting and/or settlement of any Award contingent upon achievement of pre-established Performance Goals and other terms set forth in this Section 7. The Performance Goal for such Awards shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. Performance Goals may differ for Awards granted to any one Participant or to different Participants.
(b) Written Determinations. Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified performance conditions relating to such Awards, and the amount of any final Award shall be recorded in writing. Specifically, the Committee shall certify in writing prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the performance-based Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
(c) Settlement of Performance-Based Awards; Other Terms. Settlement of performance-based Awards shall be in cash or Stock, in the Committee’s discretion. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or, subject to the one-year performance condition set forth in Section 6(d)(ii) and Section 6(e)(ii), in connection with any other termination of employment prior to the end of a performance period or settlement of such Awards.
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(d) Right of Recapture. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a Performance Goal, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the Performance Goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.
8. Certain Provisions Applicable to Awards.
(a) Stand-Alone, Additional, and Tandem Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a subsidiary or affiliate of the Company, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.
(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(iii) and Section 6(c)(iii) or elsewhere in the Plan.
(c) Form and Timing of Payment under Awards. Subject to the terms of the Plan (including Section 11(k) and Section 11(l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events, subject to Section 6(b)(iv), Section 11(k) and Section 11(l).
(d) No Dividends Payable with Respect to Unvested Awards. Notwithstanding anything in the Plan to the contrary, with respect to any Award under the Plan, no dividends (or dividend equivalents) shall be payable with respect to any shares of Stock underlying an Award until such underlying shares of Stock have vested.
9. Change of Control.
(a) Impact of Event. Unless the Board or the Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 9(a) shall govern the treatment of any Option, SAR, Restricted Stock or RSU, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change of Control), if there occurs an involuntary termination without cause of the Participant holding such Award (excluding voluntary resignation, death, disability or Retirement) within three months prior to or eighteen months following the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. The treatment provided for under this Section 9(a) is as follows:
(i) in the case of an Option or SAR, the Participant shall have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of the expiration of the Option or SAR under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following such date of termination of employment; and
(ii) in the case of Restricted Stock or RSUs, the Award shall become fully vested and shall be settled in full.
2021 Proxy Statement | A-9

The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.
(b) Effect of Change of Control upon Performance-Based Awards. Unless the Committee specifies otherwise in the terms of an Award prior to a Change of Control, this Section 9(b) shall control the treatment of any Restricted Stock or RSU if, at the time of the Change of Control, the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria. In the case of an Award subject to this Section 9(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. In the case of an Award subject to this Section 9(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. The Committee may determine either in advance or at the time of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.
Notwithstanding the foregoing, in no event shall the treatment specified in Section 9(a) and Section 9(b) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change of Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified Employees”), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9(b)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.
10. Additional Award Forfeiture Provisions.
(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:
(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and
(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section 10, the term “Award Gain” shall mean (X) in respect of a given Option exercise, the product of (1) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (2) the number of shares as to which the Option was exercised at that date, and (Y) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.
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(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:
(i) The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee (Employee), employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or a subsidiary or affiliate of the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company, with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any Employee of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and the subsidiaries and affiliates of the Company conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a subsidiary or affiliate of the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;
(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s and its subsidiaries’ and affiliates’ current and potential customers, organization, Employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, Employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or
(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.
(iv) The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of the Company or any subsidiary or affiliate of the Company or otherwise had a business relationship with the Company or any subsidiary or affiliate of the Company; or (B) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any subsidiary or affiliate of the Company.
(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 10(b)(i), including but not limited to competition with the Company and its subsidiaries and affiliates. The non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and Section 10(b).
2021 Proxy Statement | A-11

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 10, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.
11. General Provisions.
(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Committee may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.
(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse Stock split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, including the share limits, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k) and Section 11(l)) or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, Restricted Stock or RSUs granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as
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“performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.
(d) Tax Provisions.
(i) Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.
(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.
(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.
(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders of the Company or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:
(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or
(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or
(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or
(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.
The Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders of the Company for approval; and provided further, that, without the consent of an affected Participant, no such Board (or any Committee) action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such actions result in an income tax penalty on the Participant). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
2021 Proxy Statement | A-13

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).
(g) Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.
(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. In addition, nothing herein shall prevent the Committee from authorizing the payment in cash of any amounts with respect to forfeited Awards. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(j) Certain Limitations on Awards to Ensure Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.
(k) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Section 8(c), Section 11(c) and Section 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to “equity” accounting with a measurement date at the date of grant under applicable accounting standards shall not become subject to “liability” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “liability” accounting.
(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.
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(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken thereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s employment at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
(o) Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved the Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.
2021 Proxy Statement | A-15

APPENDIX B
MYERS INDUSTRIES, INC.
Reconciliation of non-GAAP Financial Measures
Gross Profit, Operating Income and EBITDA (unaudited)
	(Dollars in thousands)
	Year Ended December 31, 2020
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$343,884	$166,544	$510,428	$(59)	$510,369
GAAP Gross profit			171,960	—	171,960
Add: Elkhart acquisition and integration costs			552	—	552
Gross profit as adjusted			172,512	—	172,512
Gross profit margin as adjusted			33.8%	n/a	33.8%
GAAP Operating income (loss)	55,072	12,157	67,229	(13,679)	53,550
Add: Severance costs	905	—	905	1,512	2,417
Add: Restructuring expenses and other adjustments	—	—	—	249	249
Add: Tuffy acquisition costs	—	17	17	35	52
Add: Elkhart acquisition and integration costs(1)	556	—	556	500	1,056
Add: Environmental charges	—	—	—	500	500
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	—	—	(11,924)	(11,924)
Operating income (loss) as adjusted	56,533	12,174	68,707	(22,807)	45,900
Operating income margin as adjusted	16.4%	7.3%	13.5%	n/a	9.0%
Add: Depreciation and amortization	17,834	2,300	20,134	396	20,530
EBITDA as adjusted	$74,367	$14,474	$88,841	$(22,411)	$66,430
EBITDA margin as adjusted	21.6%	8.7%	17.4%	n/a	13.0%
(1)	Includes gross profit adjustments of $552 and SG&A adjustments of $504
	Year Ended December 31, 2019
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$356,407	$159,349	$515,756	$(58)	$515,698
GAAP Gross profit			171,312	—	171,312
Add: Restructuring expenses and other adjustments			172	—	172
Gross profit as adjusted			171,484	—	171,484
Gross profit margin as adjusted			33.2%	n/a	33.3%

GAAP Operating income (loss)	53,144	10,076	63,220	(25,954)	37,266
Add: Restructuring expenses and other adjustments(1)	172	865	1,037	265	1,302
Add: Tuffy acquisition costs	—	274	274	316	590
Add: Asset impairment	916	—	916	—	916
Add: Environmental charges	—	—	—	4,000	4,000
Less: CEO stock award reversal	—	—	—	(2,031)	(2,031)
Operating income (loss) as adjusted	54,232	11,215	65,447	(23,404)	42,043
Operating income margin as adjusted	15.2%	7.0%	12.7%	n/a	8.2%
Add: Depreciation and amortization	21,282	1,501	22,783	413	23,196
Less: Depreciation adjustments	(44)	—	(44)	—	(44)
EBITDA as adjusted	$75,470	$12,716	$88,186	$(22,991)	$65,195
EBITDA margin as adjusted	21.2%	8.0%	17.1%	n/a	12.6%
(1)	Includes gross profit adjustments of $172 and SG&A adjustments of $1,130
2021 Proxy Statement | B-1

MYERS INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYE2021**

You may attend the Annual Meeting of Shareholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35643-P48770

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYERS INDUSTRIES, INC.

The Board of Directors recommends you vote FOR all of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) YVETTE DAPREMONT BRIGHT
02) SARAH R. COFFIN
03) RONALD M. DE FEO
04) WILLIAM A. FOLEY
05) JEFFREY KRAMER
06) F. JACK LIEBAU, JR.
07) BRUCE M. LISMAN
08) LORI LUTEY
09) MICHAEL MCGAUGH
10) WILLIAM SANDBROOK
11) ROBERT A. STEFANKO

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35644-P48770

MYERS INDUSTRIES, INC.

Annual Meeting of Shareholders
April 29, 2021 9:00 AM EDT
This proxy is solicited on behalf of The Board of Directors

The undersigned hereby appoints Monica Vinay and Andrean Horton, or either of them, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MYERS INDUSTRIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/MYE2021, at 9:00 AM EDT on April 29, 2021, and any adjournment or postponement thereof.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

Continued and to be signed on reverse side